Exhibit 4.9

SHAREHOLDERS’ AGREEMENT

dated as of

June 1st, 2011

of

RAÍZEN ENERGIA PARTICIPAÇÕES S.A.

ii

Annex A                      Responsibilities of the Shareholder Representatives
Annex B                      Matters Requiring Shareholder Approval
Annex C                      Responsibilities of the Chairperson
Annex D                      Functions and Responsibilities of the Supervisory Board
Annex E                      Functions and Responsibilities of the CEO
Annex F                      Functions and Responsibilities of the Senior Management
Annex G                      Committees of the Supervisory Board
Annex H                      Joinder Agreement
Annex I                      Share Assignment Agreement

iii

SHAREHOLDERS’ AGREEMENT

AGREEMENT dated as of June 1st, 2011 (this “Agreement”) among (i) Cosan S.A. Indústria e Comércio, a company organized and existing under the laws of Brazil, with its administrative office at Fazenda Pau D’Alho, Barra Bonita, São Paulo, Brazil enrolled with the Brazilian tax registry under No. 50.746.577/0001-15 (“Cosan”), (ii) Ispagnac Participações Ltda., a company incorporated under the laws of Brazil with registered number 27192050 0000 and whose registered office is at the City of Rio de Janeiro, State of Rio de Janeiro,  Avenida das Américas, No. 4200, Bloc 6, 1st floor, Barra da Tijuca, ZIP CODE 22640-102 (“Ispagnac”), and (iii) as intervening and consenting parties, (A) Raízen Energia Participações S.A., a sociedade anônima organized and existing under the laws of Brazil, with administrative offices at Avenida Presidente Juscelino Kubitschek,1327, 6º andar, sala 01, in the City of São Paulo, State of São Paulo, CEP 04543-011, enrolled with the Brazilian tax registry under 12.182.297/0001-32 (“Sugar and Ethanol Co”) and (B) Shell Brazil Holding B.V., a company incorporated in the Netherlands (“Shell”).  The terms “Cosan” and “Shell” shall each mean, if such entities or persons shall have Transferred any of their “JV Securities” to any of their respective “Permitted Transferees” (as such terms are defined below), those Persons and those Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of those Persons may be taken at the election of those Persons and those Permitted Transferees.

W I T N E S S E T H:

(A)           Pursuant to the terms of the Framework Agreement (as defined below) Cosan and Shell agreed to establish the Joint Venture (as defined below) to combine certain of the assets of Cosan and Shell primarily in Brazil;

(B)           Cosan and Shell have an equal economic interest in the Joint Venture and as a general principle, Cosan and Shell will share the profits, losses, access to cash flows and economic interest of the Joint Venture on an equal basis;

(C)           The Joint Venture comprises the Sugar and Ethanol Co which holds the sugar, ethanol, co-generation and certain other assets of the Joint Venture, the Downstream Co (as defined below) which holds the downstream and certain other assets of the Joint Venture, and the Management Co (as defined below) which forms the Joint Venture’s single face to the market and will facilitate the building of a unified corporate culture;

(D)           The voting capital of each of the Sugar and Ethanol Co and the Downstream Co will be divided into common shares (comprising 98 per cent. of voting capital) and preferred ‘A’ shares (comprising 2 per cent. of voting capital), which will be held as follows: (i) each of Cosan and Shell will own, directly or indirectly, 50 per cent. of the common shares in each of the Sugar and Ethanol Co and the Downstream Co; (ii) Cosan will directly own 100 per cent. of the preferred ‘A’ shares in the Sugar and Ethanol Co and Shell will directly own 100 per cent. of the preferred ‘A’ shares in the Downstream Co; and (iii) as a consequence of (i) and (ii), Cosan will directly own 51 per cent. of the total voting capital of the Sugar and Ethanol Co and Shell will directly own 51 per cent. of the total voting capital of the Downstream Co; and Cosan and Shell will each own directly 50 per cent. of the shares of the Management Co; provided that, notwithstanding the foregoing, each member of the Supervisory Board (as defined below) of each of the Sugar and Ethanol Co, the Downstream Co and the Management Co will hold one common share in such entity, in each case assigned, or caused to be assigned, to such member by whichever of  Cosan or Shell nominated the member to such position;

(E)           Certain preferred ‘B’ shares will be allocated to Cosan and will bear certain economic (but not voting) rights to compensate Cosan for contributing certain goodwill and net operating loss carry-forwards to, as they render a tax benefit to, the Sugar and Ethanol Co and/or its Subsidiaries;

(F)           Cosan and Shell have pledged certain rights to dividends and interest on capital to each other, and Cosan has pledged certain of its JV Securities (as defined below) to Shell, in each case as security for certain payment obligations;

(G)           A management compensation plan (the “Management Compensation Plan”) will be applied to reward the management of the Joint Venture for success in their respective roles;

(H)           The Joint Venture Agreement (as defined below) sets out certain options whereby Cosan or Shell may acquire the other’s interest in the Joint Venture, lock-up provisions and remedies for fundamental breaches of the documentation governing the establishment and operation of the Joint Venture;

(I)           An Operating and Coordination Agreement (as defined below) sets out certain terms relating to the coordination of the Sugar and Ethanol Co, the Downstream Co and the Management Co, and specifies certain principles, policies, targets and processes of the Joint Venture;

(J)           ROSM, who indirectly controls Cosan, has entered into an agreement with Cosan and Shell setting out certain obligations in relation to his indirect interest in the Joint Venture and his activities in respect of the Business (as defined below) of the Joint Venture;

(K)           Shareholders’ agreements in respect of each of the Sugar and Ethanol Co (being this Agreement) and the Downstream Co together govern the scope of the business of the Joint Venture, certain matters relating to governance (which, as a general principle, shall be shared between Cosan and Shell equally), acquisitions, dividends and distributions, as well as the general principles that shall govern Cosan’s and Shell’s relationship as shareholders of the Sugar and Ethanol Co and the Downstream Co; and

(L)           The Parties (as defined below) desire to enter into this Agreement, pursuant to the terms of article 118 of the Brazilian Corporation Law (as defined below), to govern the scope of the business of the Sugar and Ethanol Co, the roles, rights and obligations of the shareholders, Shareholder Representatives and the members of the Supervisory Board and Executive Board and the CEO and Senior Management (as such terms are defined below) of the Sugar and Ethanol Co, certain matters relating to acquisitions, dividends and distributions, as well as the general principles that shall govern Cosan’s and Shell’s relationship as shareholders of the Sugar and Ethanol Co.

ACCORDINGLY, in consideration of the covenants and agreements contained herein and in the Framework Agreement, the Parties agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of a Holding Company; provided that, for the purposes of this Agreement, (a) no JV Entity shall be considered an Affiliate of any Shareholder and (b) Vertical Trading LLP shall be considered an Affiliate of Cosan.

“Anti-Corruption Law” means the US Foreign Corrupt Practices Act of 1977, the United Kingdom Prevention of Corruption Acts 1889 to 1916 and the United Kingdom Bribery Act of 2010, Decree (Decreto) 4,410 of October 7, 2002 (Interamerican Convention Against Corruption) of Brazil, Decree (Decreto) 5,687 of January 31, 2006 (United Nations Convention Against Corruption) of Brazil, or any applicable law of similar effect.

“Beneficial Owner” means, in respect of a security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; and each of the terms “Beneficially Own” and “Beneficially Owned” has a corollary meaning.

“Brazilian Civil Code” shall mean Brazilian Federal Law no. 10.406 of January 10, 2002 (lei Nº 10.406, de 10 de janeiro 2002).

“Brazilian Corporation Law” shall mean Brazilian Federal Law no. 6.404 of December 15, 1976 (Lei Nº 6.404 de 15 de dezembro 1976).

“Business Day” means a day other than a Saturday, Sunday or public holiday in São Paulo, Brazil.

“Business Plan” means the business plan for a five-year period relating to the Joint Venture, the initial version of which was adopted by the Supervisory Board on the date hereof, and as renewed on an annual basis by the Supervisory Board in accordance with Annex D.

“Byelaws” means, in relation to any entity, the corporate byelaws (including any Contrato Social or Estatuto Social) of that entity.

“CIT” means the IRPJ and the CSLL, and any other Taxes that may be created in Brazil to replace the IRPJ and/or the CSLL, and/or that levy on income or profits earned by Brazilian companies;

“CIT Tax Return” means the specific Tax return concerning IRPJ and CSLL (Declaração de Informações Economico-Fiscais da Pessoa Jurídica) or any similar Tax return that may be required by future Brazilian Tax Laws in place of the Declaração de Informações Economico-Fiscais da Pessoa Jurídica.

“CIT Taxable Base” means for any JV Entity in any CIT Year, for the purposes of the IRPJ, its lucro real for that CIT Year and, for the purposes of the CSLL, its base de cálculo da CSLL for that CIT Year.

“CIT Year” means each taxable period for CIT purposes of any entity, including each calendar-year beginning on 1 January and ending on 31 December and, where the context so requires, any shorter period beginning on the Closing Date and any short period beginning on 1 January and ending on the date of dissolution of the Joint Venture.

“Closing Date” means the date of this Agreement.

“Codexis” means Codexis, Inc., a company incorporated in Delaware, whose principal office is at 200 Penobscot Drive, Redwood City, California 94063, United States of America.

“Codexis Sublicence Agreement” means a licence agreement relating to the sublicence of certain Codexis technology in Agreed Form to be dated the Closing Date between Equilon Enterprises LLC doing business as Shell Oil Products US and the Sugar and Ethanol Co (or any of its Subsidiaries as assignee with the consent of Shell).

“Co-gen Products” means: (a) steam and electricity generated from the inputs and by-products from the Sugar production process; (b) the feedstocks used for such co-generation; and (c) any related by-products resulting from such co-generation.

“Confidential Information” means any information concerning any Party or any of its Subsidiaries, whether or not in the possession of a Party before the date of this Agreement, and which relates to trade secrets, proprietary information, the marketing of goods or services (including names, lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, advertising or promotional materials and strategies), future projects, business development or planning, commercial relationships, negotiations and business strategy; provided that “Confidential Information” does not include information that: (a) is or becomes generally available to the public other than as a result of a disclosure by a Party, any of its Affiliates or its or their Representatives in violation of this Agreement; (b) was available to such Party on a non-confidential basis prior to its disclosure to such Party or its Representatives; or (c) becomes available to such Party on a non-confidential basis from a source other than a JV Entity after the disclosure of such information to such Party or any Party’s Representative by the JV Entity, which source is (at the time of receipt of the relevant information) not, to such Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) such JV Entity or another Person; provided, further, that, notwithstanding anything to the contrary contained herein, Confidential Information in the possession of Cosan, Shell or any of their respective Subsidiaries prior to the date of this Agreement shall, notwithstanding the foregoing exceptions in paragraphs (a) or (c), remain Confidential Information hereunder and Cosan and Shell shall be obligated to keep, or to cause to be kept, such information confidential in accordance with the provisions of Section 11.02 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

“Control” means the power of a Person (or Persons acting in concert) to secure that the affairs of a second Person are conducted, directly or indirectly, in accordance with the wishes of the first Person (or first Persons acting in concert) whether by means of being the Beneficial Owner(s) of more than 50 per cent (or, in the case of the Joint Venture, 50 per cent.) of the issued share capital of or of the voting rights in the second Person, or having the right to appoint or remove a majority of the directors or otherwise control a majority of the votes at board meetings of the second Person by virtue of any rights attaching to securities held or powers conferred by the Byelaws, shareholders’ agreement or any other document regulating the affairs of the second Person; and “Controlled by” shall be construed accordingly.

“Control Framework” means a control framework to ensure compliance with reporting requirements (including in relation to section 404 of the Sarbanes-Oxley Act 2002 of the United States of America), as adopted by the Supervisory Board.

“Cosan Goodwill” means any ‘goodwill on acquisition of investments’ (ágio na aquisição de investimentos) that is a Cosan Transfer Asset or is recorded by a Cosan Transfer Entity on or before 30 June 2010 for CIT purposes and the value of which is determined immediately prior to Closing as if the CIT Year ended on the Closing Date (or, in the case of such goodwill that is not yet subject to amortization for CIT purposes on the Closing Date, on the date when it becomes subject to amortization for CIT purposes by means of a merger or other transaction).

“Cosan Goodwill NOL” means any NOL of any JV Entity generated after the Closing Date to the extent that such NOL was attributable to amortization of Cosan Goodwill.

“Cosan Limited” means Cosan Limited, a company incorporated under the laws of Bermuda and whose registered office is at Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda.

“Cosan Pre-Closing NOL” means any NOL of any Cosan Transfer Entity, determined to exist immediately prior to Closing as if the CIT Year ended on the Closing Date.

“Cosan Tax Savings” means, for each Subsidiary of the Sugar and Ethanol Co in any CIT Year, the combined applicable rates of CIT multiplied by the sum of: (a) that JV Entity’s deduction for amortization of Cosan Goodwill to the extent that this deduction does not cause its CIT Taxable Base to be less than zero; and (b) that JV Entity’s NOL deductions to the extent attributable to either any Cosan Goodwill NOL or any Cosan Pre-Closing NOL, it being understood that for this purpose any NOL deduction shall be attributed first, to any Cosan Goodwill NOL, second, to any Cosan Pre-Closing NOL, and thereafter, to any NOL generated after the Closing Date that is not a Cosan Goodwill NOL, provided that the CIT Taxable Base of each Subsidiary of the Sugar and Ethanol Co calculated for the purposes of paragraphs (a) and (b) above shall be the hypothetical amounts calculated under those paragraphs by disregarding that JV Entity’s  IOC expense.

“Cosan Transfer Assets” has the meaning set forth in the Framework Agreement.

“Cosan Transfer Entity” has the meaning set forth in the Framework Agreement.

“CSLL” means the Brazilian Social Contribution on Net Profits (Contribuição Social sobre o Lucro Líquido).

“CTC Interests” means the equity interests and voting rights held by Cosan, together with its Subsidiaries, in CTC –Centro de Technologia Canavieira or its succesor entity, but excluding, for the sake of clarity, all such interests and rights transferred to the Sugar and Ethanol Co at the Closing pursuant to the Framework Agreement.

“CTC Shareholders’ Agreement” means the Shareholders’ Agreement  in respect of CTC dated 12 January 2011 among the shareholders named therein.

“Default Interest Rate” means a per annum rate of interest equal to 2 per cent. above SELIC for payments in BRL and equal to 3 per cent. above LIBOR for payments in US$.

“Distribution” means a distribution by way of dividend payable in respect of shares, by way of IOC, by way of redemption of shares or by way of any other distribution of profits or reserves that may be agreed by the Parties, made, or to be made, by the Sugar and Ethanol Co in accordance with Section 9.02;

“Downstream Co” means Raízen Combustíveis S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida das Américas, 4.200, blocos 5 e 6, Barra da Tijuca in the City of Rio de Janeiro, State of Rio de Janeiro, CEP 22640-102, enrolled with the Brazilian tax registry under No. 33.453.598/0001-23.

“Ethanol” means ethanol and ethanol-based products, in each case, produced from sugarcane.

“External Auditors” has the meaning set forth in the Operating and Coordination Agreement.

“Existing Academic Projects" means the research projects and related activities carried out pursuant to: (a) an agreement (or future agreement) with Embrapa Agrobiologia relating to soil "C" balance and greenhouse gas emissions; and (b) an agreement between Shell Brasil Limitada and Universidade Estadual De Campinas – UNICAMP dated 5 September 2008.

“Framework Agreement” means the Framework Agreement dated August 24, 2010 between Cosan, Cosan Distribuidora de Combustíveis Ltda., Cosan Limited, the Downstream Co, the Management Co, Shell, Shell Overseas Holdings Limited and Sugar and Ethanol Co.

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions (including functions relating to the audit, imposition, assessment, management and collection of Taxes) of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any nation or jurisdiction or any political subdivision thereof or any court.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indemnity Delinquency Period” means the period from the 15th Business Day after the date a Determined Indemnity Amount (as defined in the Framework Agreement) is due from Cosan or Shell (as the case may be) to an Indemnified Party (as defined in the Framework Agreement) until such Determined Indemnity Amount is paid in full in cash (and, for clarification, not pursuant to the Alternative Pledge Call Option (as defined in the Framework Agreement).

“INSS” means the Brazilian Social Security Institute (Instituto Nacional do Seguro Social).

“IOC” means interest on capital (juros sobre capital proprio) that may be paid by Brazilian companies to shareholders.

“Iogen Corp” means Iogen Corporation, a company incorporated in Canada, whose registered office is at 310 Hunt Club Road East, Ottawa, Ontario K1V 1C1 and whose corporation number is 3831680.

“Iogen Energy” means Iogen Energy Corporation, a company incorporated in Canada, whose registered office is at 310 Hunt Club Road East, Ottawa, Ontario K1V 1C1 and whose corporation number is 2668998.

“Iogen Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement dated July 1, 2008 between SOIBV, Iogen Corp, and Iogen Energy, as amended on April 15, 2010.

“Iogen Shares” means all of the common (but not the preferred) shares in Iogen Energy held by SOIBV on the date of the Framework Agreement.

“Iogen Sublicence Agreement” means a licence agreement relating to the sublicence of certain Iogen Energy technology dated the date of this Agreement between Shell Chemicals Canada Limited and the Sugar and Ethanol Co.

“IRPJ” means the Brazilian Corporate Income Tax (Imposto de Renda Pessoa Jurídica).

“Joint Venture” means the Sugar and Ethanol Co, the Downstream Co and the Management Co and their Subsidiaries, considered together.

“Joint Venture Agreement” means the joint venture agreement dated the date of this agreement, between Cosan, Cosan Limited, the Downstream Co, the Management Co, Shell Brazil Holding B.V., Shell Overseas Holdings Limited and Sugar and Ethanol Co.

“JV Entity” means, after Closing, each of, and each of the Subsidiaries of and equity interests held by, the Downstream Co, the Management Co and/or the Sugar and Ethanol Co.

“JV Securities” means: (i) the common and preferred shares of the Sugar and Ethanol Co held (directly or indirectly) by Cosan and Shell; (ii) any other equity or equity-linked security issued from time to time by the Sugar and Ethanol Co; and (iii) any options, warrants, or other rights to acquire any of the foregoing securities.

“Key Policies” means the “General Business Principles”, “Sustainable Development and HSSE Principles”, the “Employee Code of Conduct” and the “HR Principles”, as existing and having been adopted by the Sugar and Ethanol Co from time to time.

“Level 3 Employee” means any employee of the Sugar and Ethanol Co employed at the level that reports directly to any member of the Senior Management.

“LIBOR” means a rate equal to (a) the applicable Screen Rate; or (b) (if no Screen Rate is available) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to any Party at its request quoted by the Reference Banks to leading banks in the London interbank market, in each case as of the time on the Quotation Day for the offering of deposits in US$ and for a period of six-months (or the closest period if such period is not available).

“Management Co” means Houches Holdings S.A., a company organized and existing under the laws of Brazil, with its head office at Rua Funchal, 418, Andar 11 Sala 09G, in the City of São Paulo, State of São Paulo, CEP 04.551-060, enrolled with the Brazilian tax registry under No. 10.773.432/0001-99.

“NOL” means any net operating loss carry forward (prejuizo fiscal with respect to the IRPJ, and any base de cálculo negativa de CSLL with respect to the CSLL).

“Operating and Coordination Agreement” means the agreement dated the date of this Agreement between Cosan, Cosan Distribuidora de Combustíveis Ltda., the Downstream Co, Ispagnac Participações Ltda., the Management Co, Shell Brazil Holding B.V. and Sugar and Ethanol Co.

“Parties” means the parties to this Agreement.

“Permitted Transferees” means any person to whom or which Cosan or Shell is permitted to transfer its interest, whether directly or indirectly, in the Joint Venture, pursuant to the Joint Venture Agreement.

“Person” means an individual, corporation (including a Brazilian sociedade anônima), limited liability company (including a Brazilian sociedade limitada), partnership, association, trust or other entity or organization (whether or not Brazilian), including any type of Brazilian sociedade empresária and sociedade simple or any other entity regulated by Articles 40-69 of the Brazilian Civil Code, and including a Governmental Authority or political subdivision or an agency or instrumentality thereof.

“Qualifying Person” means any person who has not been convicted of any violation of any Anti-Corruption Law.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market, in which case the Quotation Day for that currency and interest rate will be determined by HSBC Bank plc (or, if not available or willing, Bank of America) in accordance with market practice in the London interbank market (and, if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days preceding the relevant period).

“Representatives” means any of a Person’s Affiliates and the directors, officers, employees, agents, counsel, investment advisers and financing sources subject to customary confidentiality obligations of such Person and/or of any of its Affiliates.

“Retail Sugar Business” has the meaning set forth in the Framework Agreement.

“ROSM” means Rubens Ometto Silveira Mello, a Brazilian citizen whose principal business address is located at Av. Presidente Juscelino Kubitschek, 1327, 4th floor - CEP 04543-011 – São Paulo – SP, Brazil.

“S&E B Shares” means the preferred ‘B’ shares of the Sugar and Ethanol Co.

“S&E Byelaws” means the Byelaws of the Sugar and Ethanol Co, as amended from time to time.

“SCCL” means Shell Chemicals Canada Limited, a company incorporated in Canada, whose registered office is at 400 4th Ave. S.W., Calgary, Alberta T2P 0J4 and whose corporation number is 3705862.

“Screen Rate” means, in relation to the London Interbank Offered Rate, (a) the British Bankers’ Association “Interest Settlement Rate” displayed on the appropriate page of the Reuters screen; or (b) (if the page referred to in sub-paragraph (a) above is replaced or service ceases to be available) such rate as announced by HSBC Bank plc from time to time as in effect from time to time.

“SELIC” means the rate assessed by the Brazilian Special Liquidation and Custody System (Sistema Especial de Liquidação e Custódia) – SELIC, published by the Central Bank of Brazil, obtained by calculating the adjusted weight average rate of one-day financing operations, backed by public federal bonds and traded in such system.

“Shareholder” means, at anytime, any Person (other than the Sugar and Ethanol Co) who shall then be a party to or bound by this Agreement for so long as that person Beneficially Owns any JV Securities issued by the Sugar and Ethanol Co.

“Shareholders’ Meeting” means any meeting of the Shareholders.

“Shell Trading” means Shell Western Supply and Trading Limited or any of its Affiliates as it may specify.

“SOIBV” means Shell Overseas Investments B.V., a company incorporated in The Netherlands whose registered office  is at Carel van Bylandtlaan  30, 2596HR-Gravenhage, and with company number 27104660  0000.

“Subsidiary” means, in relation to any Person, a Person: (a) which is Controlled, directly or indirectly, by the first mentioned Person; (b) more than half the issued share capital of which is Beneficially Owned, directly or indirectly by the first mentioned Person; or (c) which is a Subsidiary of another Subsidiary of the first mentioned Person.

“Sugar” means sugar and sugar by-products, in each case, produced from sugarcane.

“Tax” means any past, present or future taxes, including (without limitation) IRPJ, CSLL, PIS, COFINS and ICMS and any and all other taxes, surtaxes, additional rates, levies, excise, imposts, duties, charges, contributions, social contributions, contributions on economic domain intervention, charges, tariffs, fees, deductions, or withholdings of whatever nature (including any related fines, penalties, surcharges or interest) that are imposed, levied, collected, withheld, assumed, assessed by or payable to any Governmental Authority, and that are levied (without limitation) on income, net worth, revenues, profits, turnover, capital gains, imports, exports, services, excise, royalties, ownership and transfer of real estate property, donations, bank account deposits and withdrawals, foreign exchange transactions, credit transactions, transactions related to bonds and securities, transactions related to insurance transactions, as well as “green” or environmental taxes, value-added taxes, and any and all other transactional or turnover tax.

“Trading Agreement” means a sale and purchase agreement for biofuels dated the date hereof between the Sugar and Ethanol Co and Shell Western Supply and Trading Limited.

“Transaction Document” has the meaning set forth in the Framework Agreement.

“Transfer” means, with respect to any JV Securities: (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer any JV Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing; and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of any JV Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b)           Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
Acquisition	8.03(a)
Affected Shareholder	5.01(e)
Agreement	preamble
Amendment	7.12(a)
Audit Committee	Annex G
Business	8.01(e)
CEO	6.01

CFO	6.01
Chairperson	e)
Codexis Funding Arrangements	7.10
COO (Downstream)	6.01
COO (Sugar and Ethanol)	6.01
Cosan	preamble
CSR Committee	Annex G
Deadline	9.04(b)
Direct Report	6.05(c)
Dispute	11.08(a)
Equilon	7.10
Executive Board	6.01
Finance Committee	Annex G
Fiscal Board	Annex B
INPI	7.11
Interim CEO	6.05(b)
Internal Auditors	Annex G
Iogen Funding Arrangements	7.08(b)(i)
Joinder Agreement	Annex H
Joining Party	Annex H
Management Compensation Plan	Recitals
Management Shares	1
Manual of Authorities	7.01
MOU	11.12
Non-Participating Party	9.04(b)
Participating Party	9.04(b)
Remuneration Committee	Annex G
Replacement Nominee	f)i)
Rules	11.08(a)
Senior Management	7.05
Shareholder Representative	4.01
Shareholders’ Agreement	Annex H
Shell	preamble
Shell Budget Approval Period	7.08(b)
Shell BV	preamble
Sugar and Ethanol Co	preamble
Supervisory Board	5.01(a)
Sustainable Development Remediation Plan	Annex G
Term	11.14

Section 1.02.  Other Definitional and Interpretative Provisions.  A reference to a statutory provision (including, in Brazil, a provision of a Lei Ordinária, Lei Complementar, Decreto, Decreto-Lei, Medida Provisória and any other law under Brazilian law), includes a reference to: b) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and c) any subordinate legislation made under the statutory provision by any Person (whether before or after the date of this Agreement).  A reference to a “regulation” includes any regulation, rule, official directive, request, guideline, portaria, regulamento, decreto, resolução, deliberação, circular, carta-circular, instrução, instrução normativa, regimento, ato declaratório and/or despacho normativo (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “globally” shall be deemed to include Brazil.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Annexes, Articles, Sections, Exhibits and Schedules are to Annexes, Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning set forth in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person or a Party include the legal personal representatives, Affiliate(s), successors and permitted assigns of that Person or Party.  References to “Persons acting in concert” means, in relation to a Person, Persons which actively co-operate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating Control of that Person.  References to “he” or “him” shall be deemed to refer, in addition, to “she” and “her”, respectively.  References from or to any date mean, unless otherwise specified, from and including and to but excluding, respectively and a time of day is a reference to São Paulo, Brazil time.  References to “company”, “corporation” or “entity” include a reference to any business entity (of whatever form) in any jurisdiction (including Brazilian sociedades empresárias and sociedades simples).  Italicized terms in parenthesis denote the Portuguese language words for names, concepts and other terms applicable in Brazil.

ARTICLE 2
Bound Shares

Section 2.01.  Bound Shares.  This Agreement shall bind all JV Securities currently owned, directly or indirectly, by the Parties, as well as JV Securities issued by the Sugar and Ethanol Co that are subscribed or purchased or in any other way acquired by any of the Parties, their successors or Permitted Transferees, during the term of this Agreement, including, but not limited to, stock dividends deriving from dividend distributions, splitting, reverse splitting, or any shares, quotas or securities received by the Parties in exchange to or substitution of their JV Securities, by virtue of or in connection with any merger or reorganization of the Sugar and Ethanol Co or otherwise.

ARTICLE 3
Shareholders

Section 3.01.  Shareholders’ Meetings.  The Sugar and Ethanol Co will hold an annual Shareholders’ Meeting within the first four (4) months after the close of each fiscal year and an extraordinary Shareholders’ Meeting whenever the Sugar and Ethanol Co’s business so requires.  The general meetings of shareholders will be instated, on the first call, with the attendance of shareholders representing at least the percentage of the Sugar and Ethanol Co’s voting capital required under the Brazilian Corporation Law and, on the second call, with any number of shareholders present; provided that, i) in order for a quorum to exist for the vote on any matter at any such meeting properly instated, shareholders representing at least 60% of the Sugar and Ethanol Co’s voting capital must be in attendance at such meeting, and ii) during the pendency of any Indemnity Delinquency Period or in the circumstances described in Section 5.01(d) or Section 9.04(b) in no event shall matters set forth in Parts 1 and 2 of Annex B be voted on at the same Shareholders Meeting.  The approval of any of the matters listed on Part 1 of Annex B hereto shall, at any Shareholders’ Meeting whether on first or second call, require the affirmative vote of Shareholders holding at least 75% of the Sugar and Ethanol Co’s total voting capital (taking into account the proxy granted pursuant to Sections 5.01(d), 7.06, 7.07 and 9.04(b), if applicable).

Section 3.02.  Supervisory Board and Executive Board.  Each of Cosan and Shell shall vote its JV Securities or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Sugar and Ethanol Co to call a special meeting of shareholders) in order to ensure that the composition of the Supervisory Board (and the identity of the Chairperson) is as set forth in this Agreement.  Each of Cosan and Shell shall cause its nominees to the Supervisory Board to take all necessary action to ensure that the composition of the Executive Board is as set forth in this Agreement.

Section 3.03.  Byelaw Provisions.  d) Each Shareholder agrees to vote its JV Securities or execute proxies or written consents, as the case may be, and to take all other actions necessary: (1) to ensure that the S&E Byelaws facilitate, and do not at any time conflict with, any provision of this Agreement, and (2) to permit each Shareholder to receive the benefits, and exercise the rights, to which each such Shareholder is entitled under this Agreement.

(a)      The S&E Byelaws shall provide for: ii) the elimination of the liability of each member of the Supervisory Board and the Executive Board to the maximum extent permitted by applicable law; and iii) indemnification of each member of the Supervisory Board and the Executive Board for acts on behalf of the Joint Ventures to the maximum extent permitted by applicable law.

Section 3.04.  Shareholders.  Cosan and Shell shall use their respective (direct or indirect) shareholder votes in the Sugar and Ethanol Co (and any holding company) which they Beneficially Own, to procure that the Sugar and Ethanol Co shall fully comply with the terms of this Agreement, as further set forth in Article 118 of the Brazilian Corporation Law.

Section 3.05.  Limited Proxy.  For the limited purposes of Sections 5.01(d), 7.06, 7.07 and 9.04(b), the defaulting Shareholder under each such Section hereby grants to the other Shareholder an irrevocable and irreversible power-of-attorney, in accordance with the terms of Articles 684 and 685 of the Brazilian Civil Code, with the power to constitute a quorum and to vote the defaulting Shareholder's JV Securities.  The power-of-attorney referred to herein shall become effective immediately following the date which is 30 days after the defaulting Shareholder receives written notice from the non-defaulting Shareholder of its failure to make such payment within the specified period during which such payment was required to have been made, but only if the defaulting Shareholder has yet to satisfy all of its obligations referred to in that Section (together with any accrued interest) by such date.

ARTICLE 4
Shareholder Representatives

Section 4.01.  Shareholder Representatives.  Each of Cosan and Shell shall appoint one of its respective senior executives as a shareholder representative of that party in respect of the Sugar and Ethanol Co (each such individual, a “Shareholder Representative”).

Section 4.02.  Meetings of the Shareholder Representatives.  The two Shareholder Representatives shall meet at such times as may be requested by either Shareholder Representative or by Cosan or Shell, but only to: iv) resolve a deadlock at a Shareholders’ Meeting or at the Supervisory Board-level over any matters set forth in Annex B or Annex D, respectively, or any other matter as the Supervisory Board may agree; or v) address any of the other matters set forth in Annex A.  All meetings of the Shareholder Representatives shall take place at a location or via teleconference as may be mutually agreed upon by the Shareholder Representatives.

Section 4.03.  Actions by the Shareholder Representatives.  The responsibilities of the Shareholder Representatives are summarized in Annex A hereto.  Actions or decisions by the Shareholder Representatives shall require the agreement of both Shareholder Representatives.  Cosan and Shell shall: vi) cause the Shareholder Representatives to notify the Supervisory Board of, and shall cause the Supervisory Board to effect or implement, any decision of the Shareholder Representatives which the Shareholder Representatives agree must be effected or implemented by the Supervisory Board; or vii) cause the Shareholders to call a Shareholders’ Meeting to effect or implement any decision of the Shareholder Representatives which the Shareholder Representatives agree must be implemented or effected by the Shareholders.  If the Shareholder Representatives are unable to reach a joint decision, such decision shall not be taken or effected, and the status quo shall prevail.

Section 4.04.  Expenses of the Shareholder Representatives.  Each of Cosan and Shell shall pay, respectively, all reasonable out-of-pocket expenses incurred by the Shareholder Representative nominated by it, in connection with the attendance of any meetings or the carrying out of any duties in such capacity as its Shareholder Representative.

ARTICLE 5
Supervisory Board

Section 5.01.  Composition of the Supervisory Board.

(a)      The Sugar and Ethanol Co shall have a supervisory board (Conselho de Administração) (the “Supervisory Board”).

(b)      Subject to Section 5.01(d), Section 5.01(e), Section 7.06, Section 7.07 and Section 9.04, the Supervisory Board shall have six voting members, comprising:

(i)      three Qualifying Persons designated by Cosan in its sole discretion; provided that one of such three shall be ROSM while he is not Deceased or Disqualified (each as defined in the Joint Venture Agreement) or no longer willing to serve as a member of the Supervisory Board; and

(ii)      three Qualifying Persons designated by Shell in its sole discretion,

who shall each serve, subject to Sections 5.04 and 5.05, for a term of three years.

(c)      Subject to applicable law, there shall be no restriction on Cosan or Shell re-designating any then existing member of the Supervisory Board for any subsequent term of office.

(d)      The Parties hereto agree as follows:

(i)      If Shell fails to pay to the Sugar and Ethanol Co in full each of its capital subscription contribution obligations (together with accrued interest as specified in the Framework Agreement) existing on the Closing Date pursuant to the relevant Boletim de Subscrição within 30 days of receipt of written notice from Cosan of a failure to make payment at the relevant time that such amount is due thereunder, then interest shall accrue at the Default Interest Rate from the date of such receipt until payment is made and Shell will only be entitled to: (1) vote the JV Securities then Beneficially Owned by Shell at any Shareholders’ Meeting with respect to those matters set forth in Part 2 of Annex B (and Cosan shall otherwise be entitled to vote all of the JV Securities then Beneficially Owned by Shell at any Shareholders’ Meeting with respect to all other matters); and (2) have its remaining nominees on the Supervisory Board vote on those matters set forth in Part 4 of Annex D (and those nominees shall not be entitled to vote on any other matters whatsoever). The Chairperson of the relevant Shareholders’ Meeting shall refrain from counting any vote exercised in violation of this Section 5.01(d).  Further, in such event, Section 5.01(e) shall apply.  During the period from the date that any amount is owing by Shell in respect of any capital subscription contribution obligation to the date such amount (together with any accrued interest) is settled in full, any regular dividends due to Shell shall be set-off against amounts owing by Shell pursuant to the Shell Pledge Agreement; and

(ii)      If Shell makes any delinquent capital contribution in full (together with accrued interest) at any time on or before the date that is 90 days after the date that such capital contribution had been due, the governance rights of Cosan and Shell shall return to the status quo ante that pertained prior to such capital subscription contribution obligation.

(e)      If Shell’s or Cosan’s respective holdings of outstanding common shares of Sugar and Ethanol Co are reduced relative to the other such Shareholder for any reason (whether due to any of Section 5.01(d), Section 7.06, Section 7.07 or Section 9.04 or otherwise) (the “Affected Shareholder”), then until such Section is no longer applicable, the following shall apply:

(i)      the size of the Supervisory Board may be increased or decreased by the other Shareholder; provided that, at any time after the completion of a Shell Partial Call Option (but before any completion of the Cosan Partial Call Option), in no event may the Supervisory Board contain less than eight members; and

(ii)      the Affected Shareholder shall be entitled to designate a number of Qualifying Persons to the Supervisory Board that is proportional at any such time to the percentage of then outstanding common shares held by such Affected Shareholder (or, as applicable, Cosan) (rounded downwards (but for this purpose, disregarding any rounding upwards effected in connection with the exercise and completion of any option under the Joint Venture Agreement), but in no event less than one.

Section 5.02.  Chairperson.  e) Subject to Sections 5.02(c) and 5.02(e) the Shareholders shall appoint ROSM as the chairperson of the Supervisory Board (the “Chairperson”) and shall vote to ensure he is maintained in such position until at least the tenth anniversary of the Closing Date so long as he is willing and neither Deceased nor Disqualified (each as defined in the Joint Venture Agreement) but only for so long as he retains a Controlling interest (directly or indirectly) over Cosan’s interest in the Joint Venture.

(a)      If no Option (as defined in the Joint Venture Agreement) has been exercised by the expiry of the Cosan Option Exercise Period (as defined in the Joint Venture Agreement), the right of Cosan and Shell to appoint the Chairperson shall alternate between Cosan and Shell for three year periods, commencing immediately after the expiry of the Cosan Option Exercise Period (as defined in the Joint Venture Agreement).  For the initial three year period, Shell will appoint the Chairperson.

(b)      If Shell exercises the Shell Partial Call Option (as defined in the Joint Venture Agreement), upon completion of the Shell Partial Call Option: (i) the Shareholders shall procure that the role and responsibilities of the Chairperson shall be amended such that they shall be limited to those of chairing the meetings, and managing the affairs, of the Supervisory Board, together with any other roles and responsibilities required by Brazilian law for a chairperson of a sociedade anônima (provided that, for the avoidance of doubt, the Chairperson shall not have a casting or tie-breaking vote in the event of deadlock amongst the members of the Supervisory Board), and (ii) ROSM shall remain the Chairperson for so long as he is willing and neither Deceased nor Disqualified (each as defined in the Joint Venture Agreement), but only for so long as he retains a Controlling interest (directly or indirectly) over Cosan’s interest in the Joint Venture; provided that, if Cosan exercises the Cosan Partial Call Option (as defined in the Joint Venture Agreement), upon completion of the Cosan Partial Call Option, all of the governance rights described in this Section 5.02(b) shall return to the status quo ante that pertained prior to its applicability, except that the right of Cosan and Shell to appoint the Chairperson shall alternate between Cosan and Shell (for each three year term), commencing immediately after the completion of the Cosan Partial Call Option.  For the initial such three year term, Shell will appoint the Chairperson.

(c)      If, prior to the expiry of the Cosan Option Exercise Period (as defined in the Joint Venture Agreement), ROSM is Deceased or Disqualified (each as defined in the Joint Venture Agreement) or no longer willing to serve as the Chairperson, then Shell shall have the right to designate any member of the Supervisory Board as the Chairperson (as ROSM’s replacement as Chairperson), and may, for the avoidance of doubt, replace such designee with any other member of the Supervisory Board in its sole discretion, until such time as the Joint Venture is terminated.

(d)      If either the Cosan Interest or the ROSM Interest (each as defined in the Joint Venture Agreement) is sold to an Unsolicited Third Party Offeror (as defined in the Joint Venture Agreement), immediately upon such sale (i) the Shareholders shall procure that the role and responsibilities of the Chairperson shall be amended such that they shall be limited to those of chairing the meetings, and managing the affairs, of the Supervisory Board, together with any other roles and responsibilities required by Brazilian law for a chairperson of a sociedade anônima; provided that, for the avoidance of doubt, the Chairperson shall not have a casting or tie-breaking vote in the event of deadlock amongst the members of the Supervisory Board; (ii) Shell will have the right to appoint, for an initial three year term, the Chairperson; (iii) following the expiry of such initial term, the Third Party Offeror shall have the right to appoint the Chairperson for a further three year term; and (iv) such right to appoint shall alternate every three years thereafter.

(e)      The responsibilities of the Chairperson are set forth in Annex C hereto.  The Chairperson shall not have a casting or tie-breaking vote in the event of deadlock amongst the members of the Supervisory Board.

Section 5.03.  Supervisory Board Members to Be Shareholders.  Each member of the Supervisory Board shall be a shareholder of the Sugar and Ethanol Co as set forth in this Section 5.03.  Cosan shall assign one common share that it holds to each member of the Supervisory Board designated by Cosan pursuant to Section 5.01(b), and Shell shall assign one common share that it holds to each member of the Supervisory Board designated by Shell pursuant to Section 5.01(b), in each case, for so long as required in accordance with Brazilian Corporation Law.  The common shares assigned to the members of the Supervisory Board pursuant to this Section 5.03 shall be deemed, for all purposes and effects of this Agreement, to be owned by the Shareholder assigning such common shares.  Each Shareholder undertakes to obtain from each member of the Supervisory Board designated by such Shareholder sufficient powers to exercise the voting rights attached to the assigned common shares in the Sugar and Ethanol Co’s Shareholders’ Meetings.  The common shares which were assigned to each member of the Supervisory Board shall automatically transfer back to Shareholder which assigned them in the event that such member of the Supervisory Board ceases, for any reason whatsoever, to be a member of the Supervisory Board.  Cosan and Shell will procure that all members of the Supervisory Board shall comply with all applicable law in relation to their eligibility to serve as members of the Supervisory Board for the purposes of complying with this Section 5.03, each Shareholder will ensure that each of the members of the Supervisory Board which it nominates shall execute an agreement substantially in the form of the share assignment agreement attached hereto as Annex I.

Section 5.04.  Removal of the Supervisory Board Members.  f) Each of Cosan and Shell agrees that, if at any time it is then entitled to vote for the removal of a member from the Supervisory Board, it shall not vote any of its JV Securities in favour of the removal of any member who shall have been designated pursuant to Section 5.01 or Section 5.05, unless the Person entitled to designate or nominate that member shall have consented to his or her removal in writing; provided that, if the Person entitled to designate any member pursuant to Section 5.01 shall request in writing the removal of such member, each Shareholder shall vote its JV Securities in favour of such removal.

(a)      If a Shareholder ceases to hold any JV Securities, such Shareholder shall procure the resignation of, or remove from office, any members of the Supervisory Board nominated by such Shareholder, at the time of, or immediately prior to, the time at which it ceases to hold such JV Securities.

Section 5.05.  Vacancies on the Supervisory Board.  If there shall be any vacancy on the Supervisory Board (as a result of death, disability, retirement, resignation, removal or otherwise): i) the Person or Persons entitled under Section 5.01 to designate the member whose death, disability, retirement, resignation or removal resulted in that vacancy, subject to the provisions of Section 5.01, may designate another individual (for the purposes of this Article 5, the “Replacement Nominee”) to fill that vacancy and serve as a member of the Supervisory Board; and ii) subject Section 5.01, each of Cosan and Shell shall procure that the Replacement Nominee is elected to the Supervisory Board. Whichever of Cosan and Shell has the right to designate a Replacement Nominee shall procure that one common share is transferred to such member of the Supervisory Board such that he or she shall become a shareholder of the Sugar and Ethanol Co in accordance with Section 5.03.

Section 5.06.  Meetings of the Supervisory Board.  g) The Supervisory Board shall hold a meeting at least once every calendar quarter and at any other time as may be requested by any three members of the Supervisory Board or the Chairperson.  Meetings shall be held at the headquarters of the Joint Venture or as may otherwise be agreed by the Supervisory Board. Any member of the Supervisory Board may attend any meeting via teleconference; provided that, unless (1) otherwise agreed by Cosan and Shell or (2) the meeting is called with less than 10 Business Days’ notice pursuant to paragraph (a) below, at least one member of the Supervisory Board nominated by each of Cosan and Shell shall attend in person.

(a)      Subject to the provisions of this Agreement, the S&E Byelaws and all applicable law, the members of the Supervisory Board may regulate their proceedings as they think fit.  Every member of the Supervisory Board shall receive notice of a meeting at least 30 Business Days for regularly scheduled meetings, 10 Business Days for ad hoc meetings (including meetings to appoint the Interim CEO (as defined below) pursuant to Section 6.05(b) (and at least 3 Business Days’ notice for ad hoc meetings where any 3 members of the Supervisory Board or the Chairperson reasonably consider that the matter(s) to be discussed is of a commercially urgent nature) before the intended date of the meeting.  Notice of a meeting of the Supervisory Board is deemed to be duly given to a member of the Supervisory Board if it is sent in writing to him at his last known address or other address given by him to the Sugar and Ethanol Co for that purpose or given to him by electronic means to an address given by him to the Sugar and Ethanol Co for that purpose.  The notice shall state the time, date, place and agenda of the meeting, attaching copies, where possible, of the documents or proposals to be considered or discussed.  A member of the Supervisory Board may waive the requirement that notice be given to him of a meeting of directors or a committee of directors, either prospectively or retrospectively, and this requirement for notice can be dispensed with if all the members of the Supervisory Board are present at the meeting.

(b)      The members of the Supervisory Board shall cause to be maintained minutes of all meetings of, and of all meetings of all committees of, the Supervisory Board.

(c)      The formal language of any meeting of the Supervisory Board shall be English (with contemporaneous interpretation into Portuguese at the request of any member of the Supervisory Board); provided that the minutes of the meetings shall be in English and Portuguese (but the Portuguese shall prevail).

Section 5.07.  Proxies for Supervisory Board Members.  Any member of the Supervisory Board may appoint any existing member of the Supervisory Board willing to act, without the approval of the other members of the Supervisory Board, to attend and vote at meetings in accordance with the instructions of such appointing member of the Supervisory Board. Such appointor may remove from office any such proxy so appointed by him.  Any member of the Supervisory Board voting by proxy shall formalize his vote in writing by letter, facsimile or e-mail promptly following the meeting at which the vote was cast by his proxy. Such letter, facsimile or e-mail shall be recorded in the book of minutes of meetings of the Supervisory Board.

Section 5.08.  Quorum of the Supervisory Board.  The quorum of the Supervisory Board shall be two-thirds of the members designated by Cosan and two-thirds of the members designated by Shell, except that, (i) in the circumstances described in Section 5.12, the quorum of the Supervisory Board shall require all three members designated by either Shareholder that is not the Indemnifying Party or the conflicted Shareholder (as the case may be) and (ii) if the circumstances as described in Section 5.01(e) shall apply, the quorum of the Supervisory Board shall be two-thirds of the members designated by the non-Affected Shareholder and two-thirds of the members designated by the Affected Shareholder (except that, if a quorum does not exist at a particular meeting due to the absence of any of the designees of the Affected Shareholder, then any Shareholder may require the meeting to be adjourned for no less than 3 Business Days, and at the resumed meeting on the matters to have been covered at the adjourned meeting only, the quorum of the Supervisory Board shall require only a majority of the members designated by the non-Affected Shareholder.  A person voting as a proxy for a member of the Supervisory Board shall, if his appointor is not present, be counted in the quorum in his own capacity and in his capacity as a proxy.

Section 5.09.  Action by the Supervisory Board.  Part 1 of Annex D hereto sets forth the functions of the Supervisory Board.  Subject to Sections 5.01(d), 5.01(e), 7.06, 7.07 and 9.04, actions of the Supervisory Board shall require the affirmative vote of at least, in respect of the matters set forth in Part 2 of Annex D, five of the six members, and, in respect of the matters set forth in Part 3 of Annex D, four of the six members of the Supervisory Board, in each case at which a quorum is present.  If the Supervisory Board cannot reach a decision in respect of any matter set forth in Annex D, such decision will be referred to the Shareholder Representatives for resolution pursuant to Annex A to the extent possible, where requested by any member of the Supervisory Board.

Section 5.10.  Expenses and Compensation of Supervisory Board Members.  The Shareholders shall cause the Sugar and Ethanol Co to pay all reasonable out-of-pocket expenses incurred by each member of the Supervisory Board in connection with attending regular and special meetings of the Supervisory Board and any committee thereof, and any such meetings of the board of directors of any Subsidiary of the Sugar and Ethanol Co and any committee thereof, in addition to any further compensation for the members of the Supervisory Board that may be approved from time to time by the Shareholders at any Shareholder meeting.

Section 5.11.  Committees.  The Supervisory Board shall create any committees required pursuant to any agreement between Cosan and Shell and may create and operate any other committees as it may determine; provided that the Supervisory Board shall create and maintain the committees as set out in, and in accordance with the provisions of, Annex G.  Designees of Cosan and Shell shall be entitled to equal representation on any committee of the Supervisory Board.

Section 5.12.  Shareholder Indemnification Matters; Conflicts of Interest. (a) Notwithstanding anything in this Agreement to the contrary, if the Sugar and Ethanol Co is an Indemnified Party (as defined in the Framework Agreement) and brings a Claim (as defined in the Framework Agreement) against a Shareholder who is the Indemnifying Party (as defined in the Framework Agreement), in no event shall the members of the Supervisory Board designated by the Indemnifying Party be entitled to vote on any matters presented to the Supervisory Board with respect to the bringing of such Claim; provided, however, that members of the Supervisory Board designated by the Indemnifying Party shall have the right to participate in any and all discussions concerning such Claim and shall have the opportunity to express their views and opinions with respect to such Claim.  The members of the Supervisory Board designated by the Indemnified Party shall have the sole power and authority to vote on all matters with respect to the bringing of such Claim.

(b)      In the event that any competitively sensitive information is to be discussed or reviewed at any meeting of the Supervisory Board and the participation in any such discussion or the receipt of any such information by any Supervisory Board member would (i) present a conflict of interest in respect of the interests of the Shareholder who appointed such member, (ii) would risk placing the Sugar and Ethanol Co in a potentially competitively disadvantaged position or (iii) would reasonably be expected to violate applicable antitrust or competition laws, such member shall be required to recuse himself or herself from such discussion and shall not be entitled to receive such information; provided, however, that, on any vote in respect of any such matter, the other designees to the Supervisory Board of the Shareholder who also designated such member shall be entitled to exercise a proxy to vote on behalf of such member on that matter.  In connection with this Section 5.12(b), each member of the Supervisory Board shall certify within 20 Business Days of the end of each fiscal year of the Sugar and Ethanol Co that he or she has not had access to commercially sensitive information of the JV Entities in the preceding fiscal year in violation of this Section.

(c)      Notwithstanding anything in this Agreement to the contrary, in no event shall the members of the Supervisory Board designated by Shell or Cosan have the right to vote on any transactions, actions or agreements between Sugar and Ethanol Co or any of its Subsidiaries, on the one hand, and such Shareholder or any of its Affiliates, on the other.

ARTICLE 6
Executive Board

Section 6.01.  Executive Board.  The Sugar and Ethanol Co shall have an executive board (Diretoria) (the “Executive Board”).  The Executive Board shall consist of the following voting members: (i) the chief executive officer (the “CEO”); (ii) the chief financial officer (the “CFO”); (iii) the chief operating officer in respect of the businesses operated by the Sugar and Ethanol Co (the “COO (Sugar and Ethanol)”); (iv) an executive officer who shall be the same person who is appointed as the chief operating officer of the Downstream Co (the “COO (Downstream)”); and (v) such additional members as may be determined by approval of five of the six members of the Supervisory Board; provided that at no time shall there be more than eight members of the Executive Board.  The members of the Executive Board and all Joint Venture staff shall serve the interests of the Joint Venture, and no such member shall be deemed to represent any particular Shareholder.  Each member of the Executive Board shall be an executive of, or formally seconded to (subject to the approval of four of the six members of the Supervisory Board pursuant to Section 7.02), the Sugar and Ethanol Co and shall reside in Brazil.  Subject to Section 6.04, each member of the Executive Board (other then the CEO) shall serve for a term of three years, and the CEO shall serve for a term of two years (subject in each case to re-election).

Section 6.02.  Meetings of the Executive Board.  h) The Executive Board shall hold a meeting at least once every calendar month and at such other time as may be requested by the CEO.  Meetings shall be held at the headquarters of the Joint Venture or as may otherwise be agreed by the Executive Board.  Any member of the Executive Board may attend any meeting via teleconference unless the CEO notifies the other members that such meeting must be held with the attendance of all members in person.

(a)      Subject to the provisions of this Agreement, the S&E Byelaws and all applicable law, the members of the Executive Board may regulate their proceedings as they think fit.

(b)      The members of the Executive Board shall cause to be maintained minutes of all meetings of the Executive Board.

Section 6.03.  Action by the CEO.  Annex E hereto sets forth the functions of the CEO.  Except as set forth below, all actions and decisions of the CEO may only be taken  in compliance with the responsibilities and powers set forth in the Manual of Authorities. Subject to the above and the limitations set out in Annex F hereto, the CEO may delegate certain decision making powers or duties to the Senior Management (as defined below) in his sole discretion.

Section 6.04.  Removal of Executive Board Members.  (a) The CEO may be removed, with or without cause, prior to the end of his or her term, by an affirmative vote of five of the six members of the Supervisory Board.  Subject to Section 6.05, any member of the Executive Board (other than the CEO) may be removed from his position on the Executive Board, with or without cause by either the CEO (in which case the Shareholders shall be obligated to cause all of the Supervisory Board members to vote for such individual’s removal) or upon an affirmative vote of five of the six members of the Supervisory Board.

(b)      At the end of any two-year term of office of the CEO, either Cosan or Shell may propose the removal of the CEO to the other Shareholder by providing the other Shareholder with notice setting forth in writing in reasonable detail a fully reasoned and good faith explanation of the reasonable grounds for such removal and evidence why and how the CEO has failed in his responsibilities (together with any supporting documentation deemed reasonably necessary by such Shareholder to support such removal), and in this case, (i) if the other Shareholder disagrees with this conclusion, it shall provide written notice to the notifying Shareholder of its disagreement, (ii) the Shareholder Representatives shall meet as promptly as practicable to discuss such matter and (iii) if the Shareholder Representatives are unable to resolve such disagreement within 20 Business Days of the initiating notice and the notifying Shareholder still wishes to effect the CEO’s removal, the notified Shareholder shall, upon receipt of notice to this effect, be obligated to cause all of the members of the Supervisory Board that it has appointed to vote for the removal of the CEO pursuant to Section 6.04(a).

Section 6.05.  Vacancies on the Executive Board. i) Subject to the remainder of this Section 6.05 and to Section 7.07, if any individual serving as CEO shall leave the employ of the Sugar and Ethanol JV or is otherwise no longer serving in that capacity (whether due to replacement, expiration of term or otherwise), then:

(i)      the Supervisory Board shall discuss and define the profile(s) they consider desirable in a CEO;

(ii)      each Shareholder shall propose two candidates to become the CEO, taking into account such profile(s), which persons may be vetoed by the other Shareholder (but solely for reasons related to such person’s qualifications, experience, track record, personal profile, past compliance with the General Business Principles of the Joint Venture, and such person’s ability to represent the interests of the Joint Venture above those of either Shareholder);

(iii)                 if the candidates proposed by a Shareholder are vetoed pursuant to paragraph (ii) above, such Shareholder may propose additional candidates until both Shareholders have agreed on at least two mutually agreeable candidates; and

(iv)                 the Chairperson shall nominate one of the proposed candidates for approval by the Supervisory Board, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the individual nominated by the Chairperson.

(b)      Until such time as the Supervisory Board elects the replacement CEO pursuant to Section 1)i), an interim CEO (the “Interim CEO”) shall serve in his or her place.  The Supervisory Board shall endeavour to appoint the Interim CEO by approval of five of the six members of the Supervisory Board within two weeks of such vacancy; provided that if the Supervisory Board does not approve an Interim CEO within such time, the COO (Sugar and Ethanol), the COO (Downstream) and the CFO shall elect the Interim CEO from among the members of the Executive Board by a simple majority vote, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the person so elected.  For the avoidance of doubt, there shall be no Interim CEO until a majority is obtained. The Interim CEO shall serve for a maximum of 90 days, at which time, if no replacement CEO has been elected, a new Interim CEO shall be selected using the same procedures described above in this Section 6.05(b).  No member of the Executive Board shall serve twice as Interim CEO before every other member of the Executive Board has served once.

(c)      Subject to the remainder of this Section 6.05 and to Section 7.07, if any individual serving: i) as a member of the Executive Board (other than CEO); or ii) in any other position of the Joint Venture who reports directly to the CEO (each such individual, a “Direct Report”), shall leave the employ of the Sugar and Ethanol JV or is otherwise no longer serving in that capacity (whether due to replacement, expiration of term or otherwise), then the CEO shall submit to the Supervisory Board a nominee, who in the case of the CFO, the COO (Sugar and Ethanol) or the COO (Downstream) shall be selected from among two individuals submitted by: (A) in the case of the CFO, the Shareholder other than the Shareholder who submitted the nominee who was appointed the CEO; (B) in the case of the COO (Sugar and Ethanol), Cosan; and (C) in the case of the COO (Downstream), Shell.  Approval of such nominee shall require an affirmative vote of at least five out of the six members of the Supervisory Board.  The nominee shall be selected based on both individual merits and capabilities as well as potential contribution to the Executive Board (or, in the case of Direct Reports, his or her relevant team), with the objective of assembling the best team capable of delivering the Joint Venture strategy and Business Plan.  Members of the Supervisory Board may decline to approve any such nominee based only on lack of relevant qualifications, experience, track record, personal profile, past compliance with the General Business Principles of the Joint Venture, and/or such person’s ability to represent the interests of the Joint Venture above those of either Shareholder.  If the Supervisory Board declines to nominate the nominee, the CEO may submit a different candidate (selected from among two new individuals designated by the Shareholder entitled to do so under this paragraph (c)) to be approved pursuant to the procedures specified in this paragraph (c) above until an individual is approved to serve in such capacity by the Supervisory Board.  In the case of any other position on the Executive Board not otherwise addressed in this Section 6.05(c), the process set forth above shall be followed save that the CEO shall not be required to select his nominee from any pool of persons selected by any Shareholder.

(d)      If no Option (as defined in the Joint Venture Agreement) has been exercised by the expiry of the Cosan Option Exercise Period (as defined in the Joint Venture Agreement), then: (i) Shell shall have the right to designate any person as the CEO (in replacement of the then serving CEO), for a three-year term (commencing immediately); (ii) Cosan shall have the right to designate the CFO (in replacement of the then serving CFO) for a three-year term (commencing immediately); and (iii) the right of each of Shell and Cosan to designate the CEO and CFO shall thereafter alternate between them for a period of three years for each such designating party. For the avoidance of doubt, Section 6.05(c) will continue to apply in respect of all other positions on the Executive Board.

(e)      In the event ROSM is Deceased or Disqualified (in each case as defined in the Joint Venture Agreement) or unwilling to serve as the Chairperson prior to the expiry of the Cosan Option Exercise Period (as defined in the Joint Venture Agreement), then: (i) Shell shall have the right to designate any person as the CEO (in replacement of the then serving CEO), for both the remainder of the then current term and for all subsequent terms; (ii) ROSM (or his successor in law) shall thereafter have the right to designate the CFO (in replacement of the then serving CFO) for both the remainder of the then current term and for all subsequent terms.  For the avoidance of doubt, paragraph (c) will continue to apply in respect of all other positions on the Executive Board.

(f)      If either the Cosan Interest or the ROSM Interest (each, as defined in the Joint Venture Agreement) is sold to an Unsolicited Third Party Offeror (as defined in the Joint Venture Agreement), immediately upon such sale, Shell will have the right to appoint the CEO (in replacement of the then serving CEO) for the then-current term, and the Third Party Offeror (as defined in the Joint Venture Agreement) will have the right to appoint the CFO (in replacement of the then serving CFO) for the then-current term.  Following the expiration of the then-current term, the Third Party Offeror shall have the right to appoint the CEO for a three year term and Shell shall have the right to appoint the CFO for a three year term, and such appointment rights with respect to the CEO and CFO shall alternate every three years thereafter.  For the avoidance of doubt, paragraph (c) will continue to apply in respect of all other positions on the Executive Board.

(g)      Each Shareholder shall, and shall cause each member of the Supervisory Board to, approve the appointment or removal of any individual appointed or removed pursuant to, and in accordance with the other provisions of this Section 6.05.

Section 6.06.  Compensation.  The members of the Executive Board shall be compensated in accordance with the decisions of the Supervisory Board taken pursuant to Annex D and as approved by the Shareholders in accordance with Annex B.

Section 6.07.  Committees.  The Executive Board shall create any committees required pursuant to agreement between Cosan and Shell and may create and operate any other committees as it may determine.

ARTICLE 7
Other Governance Matters

Section 7.01.  Manual of Authorities.  The Shareholders shall cause the Supervisory Board to adopt on the date of this Agreement, or as soon as practicable thereafter, a manual of authorities (the “Manual of Authorities”) in a form agreed by Cosan and Shell, consistent with the levels of authority set out in Annex D, Annex E and Annex F hereof. The Manual of Authorities shall set forth the extent and limitations of authority, in respect of the taking of decisions on behalf of the Sugar and Ethanol Co, which each executive of the Sugar and Ethanol Co has been granted and shall be registered at the Sugar and Ethanol Co’s headquarters.

Section 7.02.  Secondments.  j) The Shareholders may provide secondees to serve as members of the Executive Board.  Subject to Section 6.05, if a secondee of a Shareholder is nominated to serve as CEO, as any member of Senior Management or in any role reporting directly to any member of Senior Management, approval of such nominee shall require an affirmative vote of at least four of the six members of the Supervisory Board.

(a)      Subject to Section 6.05, a secondee of a Shareholder may be appointed to serve in any capacity in the Joint Venture (other than those specified in 1)j)) with approval of the CEO only.

(b)      Subject to Section 7.02(d), officers or employees of the Sugar and Ethanol Co or any of its Subsidiaries may be seconded to Cosan or Shell, or any of their respective Affiliates.  Cosan, Shell and the Sugar and Ethanol Co shall together consider opportunities for, and develop a plan in respect of, any such secondments on a yearly basis (with an initial meeting for such purpose being held within 180 days of the Closing Date).  In the event that Cosan or Shell agrees to accept a secondee from the Sugar and Ethanol Co or any of its Subsidiaries, the secondment policies, procedures and confidentiality obligations customary for secondees to the entity (and any specific department) to which such officer or employee is proposed to be seconded shall apply to the extent possible.

(c)      Unless otherwise agreed in writing between the Shareholders, all employees of Shell (or any of its Affiliates) transferred to the Joint Venture at Closing shall no longer be employees of Shell (or the relevant Affiliate), but shall be employees of the Joint Venture following Closing.

(d)      Without limiting the generality of Section 7.02(b), Shell shall ensure that the Sugar and Ethanol Co and each of its Subsidiaries may second any of its respective employees to the research and development team within Shell or any of Shell’s Affiliates which manages and oversees any project or programme funded in whole or in part by the Sugar and Ethanol Co or any of its Subsidiaries; provided that, in each case, i) any such secondee signs any secondment, confidentiality and/or employment agreements which are customary and appropriate in the circumstances, ii) subject to paragraph i) above, the business receiving the secondee and the Sugar and Ethanol Co shall each be liable for 50 per cent. of any salary or secondment allowance of such secondee for the duration of his secondment and any other costs relating thereto; and iii) under this Section 7.02(d), any such secondee may only fill a role exclusively relating to projects or programmes funded in whole or in part by the Sugar and Ethanol Co or any of its Subsidiaries and not any role with wider responsibilities within Shell or the Affiliate of Shell to which he is seconded (provided that Shell shall not deviate from its customary practices relating to (a) secondments from non-Affiliates or (b) allocation of staffing responsibilities, in either case in a manner which limits the positions for which such a secondee is eligible).

Section 7.03.  Dismissals.  k) The CEO (or any person otherwise agreed by four or more members of the Supervisory Board) will ensure that any breach of the Key Policies by an employee of, or a secondee to, the Sugar and Ethanol, is investigated and, following such investigation, shall ensure that such action is taken as he (or his designate) considers appropriate in relation to such breach, which may include dismissal.

(a)      Subject to applicable law and any policies adopted by the Supervisory Board, any employee of the Sugar and Ethanol Co (other than a member of the Executive Board) may be removed, with or without cause, by the CEO.

Section 7.04.  Subsidiary Governance.  The senior management (and, where existent, the Conselho de Administração) of each subsidiary of the Sugar and Ethanol Co shall be selected (to the extent not restricted by any governing document of a subsidiary which is not wholly owned) by the CEO of the Sugar and Ethanol Co or his delegate; provided that a simple majority of the Supervisory Board may veto any such decision and select alternative persons for such roles.

Section 7.05.  Senior Management.  The senior management of the Sugar and Ethanol Co, which shall include the members of the Executive Board, excluding the CEO, and any Direct Report (the “Senior Management”) have the right to make decisions in respect of the Sugar and Ethanol Co to the extent set out in Annex F hereto, without the need for further approval of the CEO or the Supervisory Board. Except as set forth in Annex F, all actions and decisions of the Senior Management may only be taken in compliance with the responsibilities and powers set forth in the Manual of Authorities.

Section 7.06.  Indemnity Delinquency Period.  During the Indemnity Delinquency Period, l) Cosan will only be entitled to: (1) vote the shares in the Sugar and Ethanol Co then Beneficially Owned by Cosan at any meeting of the shareholders of Sugar and Ethanol Co with respect to those matters set out in Part 2 of Annex B (and Shell shall otherwise be entitled to vote all of the shares in the Sugar and Ethanol Co then Beneficially Owned by Cosan at any such meeting with respect to all other matters); and (2) have its remaining nominees on the Supervisory Board of the Sugar and Ethanol Co vote on those matters set out in Part 4 of Annex D (and those nominees shall not be entitled to vote on any other matters whatsoever); m) the chairperson of the relevant shareholders’ meeting shall refrain from counting any vote exercised in violation of the immediately preceding clause and, in this case, Section 5.01(e) shall apply and n) if Cosan makes payment in full of the relevant Determined Indemnity Amount (as defined in the Framework Agreement) (plus, as applicable, any accrued interest pursuant to clause 14.7 (Default interest) of the Framework Agreement) at any time on or before the date that is 90 days after the date on which the relevant Determined Indemnity Amount (as defined in the Framework Agreement) was determined, the governance rights of Cosan and Shell shall return to the status quo ante that pertained prior to such payment obligation.

Section 7.07.  Governance after any Completion of a Shell Partial Call Option.  If Shell exercises the Shell Partial Call Option (as defined in the Joint Venture Agreement), upon completion of the Shell Partial Call Option, (a) Shell shall have the right to remove, appoint and designate each member of the Executive Board (other than the CFO), and Cosan shall have the right to remove, appoint and designate the CFO, and (b) Cosan will only be entitled to: (i) have its remaining nominees on the Supervisory Board of the Sugar and Ethanol Co and the Downstream Co vote on those matters set out in Part 5 of Annex D (and those nominees shall not be entitled to vote on any other matters whatsoever); (ii) the chairperson of the relevant shareholders’ meeting shall refrain from counting any vote exercised in violation of paragraph (i) above; and (iii) in this case, Section 5.01(e) shall apply; provided that, if Cosan exercises the Cosan Partial Call Option (as defined in the Joint Venture Agreement), upon completion of the Cosan Partial Call Option, all of the governance rights described in this Section 7.07 shall return to the status quo ante that pertained prior to its applicability, except that:

(A)     Shell shall have the right to designate (including the right to remove and replace) any person(s) as the Chairman and CEO (in replacement of the then serving Chairman and CEO), for a three-year term (commencing immediately) e;

(B)      Cosan shall have the right to designate (including the right to remove and replace) the CFO (in replacement of the then serving CFO) for a three-year term (commencing immediately); and

(C)      the right of each of Shell and Cosan to designate (including the right to remove and replace) the Chairman and CEO, on the one hand, and CFO, on the other, shall thereafter alternate between them (for each three year term) for each such designating party;

provided that, for the avoidance of doubt, in this case, Section 6.05(c) will continue to apply in respect of all other positions on the Executive Board.

Section 7.08.  Iogen Energy.

(a)      Shareholder Rights Generally.

Upon the transfer of the Iogen Shares to the Sugar and Ethanol Co pursuant to clause 7.9 (Iogen) of the Framework Agreement (or as soon as reasonably practicable thereafter) Shell shall take such steps as may be necessary to ensure that all shareholder rights then held by SOIBV or any of its Affiliates with respect to Iogen Energy under the terms and conditions of the amended and restated shareholders' agreement dated 1 July 2008 between SOIBV, Iogen Corp, and Iogen Energy, as amended 15 April 2010 shall transfer to the Sugar and Ethanol Co and shall be exercised by the Sugar and Ethanol Co in its sole discretion; provided that (1) subject to paragraph (b) below, while Shell is committed to fund Iogen Energy pursuant to paragraph (b) below, each of Shell and any Affiliate of Shell shall retain any rights it has in respect of the allocation of funds and the management of the budget of Iogen Energy, and (2) following the expiry of the period for which Shell is committed to fund Iogen Energy pursuant to paragraph (b) below, Shell shall ensure that all such rights are promptly transferred to the Sugar and Ethanol Co.

(b)      Funding and Budget.

(i)      Shell shall ensure that SCCL or an Affiliate of Shell continues to fund Iogen Energy in accordance with the terms and conditions of, and in compliance with, the amended and restated joint development and funding agreement dated July 1, 2008, as amended, between Iogen Energy, Iogen Corporation and SCCL (the “Iogen Funding Arrangements”), from the date of this Agreement until 31 December 2014; provided that Shell shall, and shall cause its Affiliates to: (3) in considering any decisions regarding (i) the funding of Iogen Energy from the date of this Agreement until December 31, 2014, and/or (ii) the approval of the budget of Iogen Energy, in each case, act reasonably, in good faith and taking into account the interests of the Joint Venture; (4) subject of all applicable confidentiality obligations, keep the Supervisory Board apprised of all material decisions relating to Shell’s, or its Affiliate’s, funding of Iogen Energy and, in the event that Shell and its Affiliates cease funding (in accordance with the terms and conditions of, and in compliance with, the Iogen Funding Arrangements), of the reasons for the cessation of funding (including the details of any research and development targets not met by Iogen Energy); and (5) notify the Sugar and Ethanol Co in writing if Shell and its Affiliates decide to cease funding Iogen Energy in accordance with the terms and conditions of, and in compliance with, the Iogen Funding Arrangements.

(ii)      From the date of any transfer of Iogen Shares to the Sugar and Ethanol Co in accordance with clause 7.9.1 of the Framework Agreement until the earliest of: (a) the redemption or cancellation of all remaining class A preferred shares, series 1 of Iogen Energy held by SOIBV; (b) the date on which Shell and its Affiliates cease to fund Iogen Energy, as notified to the Sugar and Ethanol Co in writing pursuant to Section 7.08(b)(i)(C); and (c) December 31, 2014 (such period being the “Shell Budget Approval Period”), the Supervisory Board shall have the right to approve the annual budget of Iogen Energy but shall exercise such right only in accordance with the direction of SOIBV or its Affiliate; provided that, for the avoidance of doubt, upon the expiration of the Shell Budget Approval Period the Supervisory Board shall no longer be required to act in respect of such rights in accordance with the direction of SOIBV or its Affiliate, and shall have the right to approve the budget in its sole discretion.

(c)      Nomination of Directors.  While SOIBV or any of its Affiliates retains any interest in Iogen Energy, Shell shall ensure that Shell, Cosan and the Sugar and Ethanol Co shall each have the right to nominate one of the three directors of Iogen Energy which SOIBV has the right to nominate pursuant to the Iogen Shareholders’ Agreement.  Upon the transfer of the Iogen Shares to the Sugar and Ethanol Co, pursuant to clause 7.9 (Iogen) of the Framework Agreement, if the Sugar and Ethanol Co or any of its Affiliates has the right to nominate directors pursuant to the Iogen Shareholders’ Agreement, the Sugar and Ethanol Co shall ensure that Shell, Cosan and the Sugar and Ethanol Co shall each have the right to nominate one of the three directors of Iogen Energy which SOIBV; provided that, the party which controls the rights of appointment of directors of Iogen Energy may decline to appoint any Person nominated by the other parties but, in any such case, such other party, shall have the right to nominate an alternative Person for the position until a nominee acceptable to the appointing party is nominated.  Notwithstanding anything in this Agreement to the contrary, from and following the completion of Shell’s funding of Iogen Energy on behalf of the Sugar and Ethanol Co pursuant to and in accordance with Section 7.08(b), and if the Sugar and Ethanol Co or any of its Affiliates has the right to nominate directors pursuant to the Iogen Shareholders’ Agreement, the Sugar and Ethanol Co shall have the right to nominate the three directors of Iogen Energy in its sole discretion.

Section 7.09.  Iogen Co-Investment Rights in US and Canada.

(a)      In the event that Shell (or its Affiliate) proposes to initiate front end development or equivalent pre-construction development of a cellulosic biofuel facility, other than the First Production Facility that will be licensed under any Iogen Technology (a “Qualifying Facility”), Shell (or Shell's Affiliate) shall provide at least 120 days' written notice to the Sugar and Ethanol Co of its intention to make such an investment, offering the Sugar and Ethanol Co the right to co-invest with Shell in such plant.  Such right to co-invest shall include: ii) the right of the Sugar and Ethanol Co to purchase an interest in the Qualifying Facility, such interest being (at the Sugar and Ethanol Co's election) (a) no more than 49 per cent. of the total investment minus any proportion which Iogen Corp or its assignee has elected to invest pursuant to its option to do so under the Iogen TLA and (b) no less than 10 per cent of the total investment; iii) the entering into of terms and conditions relating to the Qualifying Facility being no more onerous on the Sugar and Ethanol Co than on Shell (or its Affiliate) (and which may include future funding obligations); and iv) the right of the Sugar and Ethanol Co to receive preferential rates in respect of royalties for the use of any technology developed by the Qualifying Facility, such royalties being calculated on the same basis as any royalties payable by Shell (or its Affiliate).  The Parties acknowledge that, pursuant to the Iogen TLA, no preferential rate will be available to either Shell or the Sugar and Ethanol Co once the annual nameplate ethanol capacity of all facilities then in operation in which Iogen Corp has not co-invested, licensed to Shell, any of its Affiliates and the Sugar and Ethanol Co under the Iogen TLA, exceeds one billion US gallons.

(b)      Shell shall, promptly on the written request of the Sugar and Ethanol Co, provide the Sugar and Ethanol Co with further information of the investment proposal in sufficient detail (to the extent available and subject to applicable confidentiality provisions) to enable the Sugar and Ethanol Co to decide on whether it wishes to co-invest with Shell (or Shell's Affiliate) in the plant, and shall negotiate in good faith with the Sugar and Ethanol Co in respect of any co-investment.  In addition, Shell shall notify the Sugar and Ethanol Co in writing, promptly upon becoming aware, of the extent to which Iogen Corp or its assignee will co-invest (or not) in the Qualifying Facility in accordance with the Iogen TLA and, therefore, the percentage investment available to the Sugar and Ethanol Co.  The Sugar and Ethanol Co shall, within 60 days of receipt of the details referred to above (including details of the percentage investment available to it), confirm in writing to Shell if it wishes to exercise its right to co-invest in the Qualifying Facility.  Following receipt of such confirmation by Shell, Shell and the Sugar and Ethanol Co shall take such steps as may be necessary to enter into the co-investment arrangement in accordance with subparagraphs ii) to iv) of paragraph (a) above.

(c)      For the avoidance of doubt, the provisions of this Section 7.09 shall not apply to any investment by Shell or any of its Affiliates with respect to Iogen technology or plants outside of the USA or Canada and shall not apply to any investments in Codexis technology or facilities.

Section 7.10.  Codexis.  Shell shall ensure that Equilon Enterprises LLC dba Shell Oil Products US (“Equilon”) continues to fund Codexis in accordance with the terms and conditions of, and in compliance with, the amended and restated collaborative research agreement between Codexis and Equilon effective November 1, 2006, as amended, (the “Codexis Funding Arrangements”) from the date of this Agreement until December 31, 2014; provided, that Shell shall, and shall cause its Affiliates, to: (i) in considering any decisions regarding the funding of any research and development programmes of Codexis existing at the date of this Agreement, from the date of this Agreement until December 31, 2014, act reasonably, in good faith and taking into account the interests of the Joint Venture; (ii) subject to all applicable confidentiality obligations, keep the Supervisory Board apprised of all material decisions relating to Shell’s or any of its Affiliate’s funding of Codexis and, in the event that Shell and its Affiliates cease funding (in accordance with the terms and conditions of, and in compliance with, the Codexis Funding Arrangements), of the reasons for the cessation of funding (including the details of any research and development targets not met by Codexis); and (iii) notify the Sugar and Ethanol Co in writing if Shell and its Affiliates decide to cease funding Codexis in accordance with the terms and conditions of, and in compliance with, the Codexis Funding Arrangements.

Section 7.11.  Further Assurances with Respect to the Sublicences.  In the event that, due to any laws, rules or regulations of the National Institute of Industrial Property in Brazil (Instituto Nacional da Propiedade Industrial) (or any successor body or any other relevant governmental authority) (“INPI”), the Sugar and Ethanol Co would lose its right to use the technology licensed to it under the Codexis Sublicence Agreement and/or the Iogen Sublicence Agreement, as applicable (in each case, o) prior to the natural expiry of such licence under the terms and conditions of the relevant agreement and p) in the absence of any termination of such licence by the applicable Shell Affiliate, in accordance with the terms and conditions of the relevant agreement, due to a breach by the Sugar and Ethanol Co), then Shell shall, and shall cause its relevant Affiliates to, to use best efforts to resolve any deficiencies due to any laws, rules or regulations of INPI and to cooperate with Sugar and Ethanol Co to ensure that its right to use the technology licensed to it under the Codexis Sublicence Agreement and/or the Iogen Sublicence Agreement is sustained and that the Sugar and Ethanol Co retains whatever rights have been licensed to it by Shell or its Affiliates, respectively, on substantially the same terms and conditions as contemplated in the versions of such agreements attached in agreed form to the Framework Agreement.

Section 7.12.  CTC.

(a)      Cosan and the Sugar and Ethanol Co shall use their respective reasonable best efforts to procure an amendment to Section 2.1.2 of the CTC Shareholders’ Agreement to enable each of them to act individually with respect to their rights as shareholders of CTC thereunder (the “Amendment”).

(b)      Notwithstanding the provisions of Section 7.12(a) and pursuant to Section 3.2 of the CTC Shareholders’ Agreement, Cosan and the Sugar and Ethanol Co agree that they shall jointly appoint the COO to serve as their representative on the board of directors of CTC for the first two initial successive two year terms and (to the extent agreed by each of Cosan and the Sugar and Ethanol Co in respect of any subsequent term) any subsequent term.  In the event that there is a disagreement between Cosan and the Sugar and Ethanol Co with respect to the appointment of the COO for any subsequent term, then the right to appoint the representative on the board of directors of CTC shall alternate between Cosan and the Sugar and Ethanol Co for a two-year period, with Cosan having the first right of appointment.

(c)      Except as set forth in Section 7.12(d), Cosan and the Sugar and Ethanol Co shall consult with each other on all matters which require a shareholder vote or a vote of their member on the board of directors of CTC as provided under the terms of the CTC Shareholders’ Agreement or the by-laws of CTC; provided that the Sugar and Ethanol Co shall make the final determination with respect to all such matters.

(d)      Notwithstanding the foregoing provisions of this Section 7.12, if the Amendment  has occurred, with respect to any matter that requires the vote of the shareholders of CTC that relates to the payment of dividends by CTC, the initial public offering of CTC, the merger of CTC with another entity or any matter which bears upon the economic ownership of equity in CTC, Cosan and the Sugar and Ethanol Co shall be free to vote individually as shareholders of CTC and shall not be required to consult with each other or vote together as a block.

ARTICLE 8
Scope of the Sugar and Ethanol Co; Acquisitions; Business Opportunities

Section 8.01.  Scope of the Sugar and Ethanol Co.  The principal business of the Sugar and Ethanol Co will be:

(a)      the production, sale and trading of Sugar globally, other than the Retail Sugar Business to the extent retained by Cosan (or any of its Subsidiaries) pursuant to Clause 4 of the Framework Agreement;

(b)      the production of Ethanol globally, the sale of Ethanol within any country in which the Joint Venture produces it, and the trading of Ethanol globally, subject to compliance with the Global Ethanol Trading Agreement;

(c)      the further development (and licensing) of Sugar and ethanol (and not only Ethanol) production-related technology globally, including in accordance with Article 7 of this Agreement;

(d)      the production and sale of Co-Gen Products, at the Sugar and Ethanol facilities of the Joint Venture; and

(e)      investment in, and the operation of, Sugar-related or ethanol-related (and not only-Ethanol-related) logistics infrastructure including pipelines within Brazil and within any other countries in which the Joint Venture produces Sugar and/or ethanol (and not only Ethanol),

(together, the “Business”).

Section 8.02.  Restrictions.

(a)      For so long as both Cosan and Shell are Shareholders, none of the Shareholders (or any of their Affiliates) shall:

(i)      engage in the Business in Brazil other than through the Sugar and Ethanol Co (or another JV Entity); provided that: (1) for the avoidance of doubt, any of the Shareholders (or any of their Affiliates) may sell or trade non-sugarcane ethanol in Brazil; (2) any of the Shareholders (or any of their Affiliates) may engage in the further development of second-generation technology in Brazil (and, for the avoidance of doubt, Shell (or any of its Affiliates) may continue the Existing Academic Projects in Brazil); (3) Cosan (or any of its Affiliates) may carry on any business engaged in the  investment in, and/or the operation of, Sugar-related storage and transportation assets in Brazil; and (4) Cosan may own the CTC Interest; and

(ii)      engage in the production of Sugar and Ethanol outside of Brazil other than through any JV Entity; provided that any of the Shareholders (or any of their Affiliates) may engage in: (5) such production outside of Brazil in accordance with Section 8.04; (6) the further development of, or production of ethanol from, second-generation technology outside of Brazil; and (7) Cosan, Shell and any of their respective Subsidiaries may engage, outside of Brazil, in the retail sugar business to the extent retained by Cosan (or any of its Subsidiaries) pursuant to Clause 4 of the Framework Agreement.

(b)      For so long as both Cosan and Shell are Shareholders, Cosan, its Affiliates and each JV Entity may only sell Ethanol outside of Brazil subject to compliance with the Global Ethanol Trading Agreement; provided that, (i) notwithstanding the foregoing, Cosan and its Affiliates may also purchase and sell ethanol (including Ethanol) in any country in which Cosan or such Affiliate has a fuels distribution business but only for the purpose of the sale of ethanol by, and in the course of, such distribution business and (ii) for the sake of clarity, Cosan and its Affiliates may also purchase and sell ethanol (but not Ethanol) in connection with trading operations, so long as such operations do not effect any purchases and sales of Ethanol.

(c)      Once Cosan or one of its Subsidiaries has commenced operations relating to the sale and trading of Sugar outside of Brazil, Cosan, Shell and the Sugar and Ethanol Co will hold good faith discussions regarding possible collaboration or business arrangements between such operations and the Sugar and Ethanol Co that will create value for both such parties.

Section 8.03. Acquisitions.

(a)      To develop the Business, the Sugar and Ethanol Co will consider the acquisition of, or investment in, third party businesses or assets within the scope of the Business, whether directly, by way of joint venture or any other form of business combination (any such transaction, an “Acquisition”).

(b)      If any Shareholder or any of its Affiliates, or the Sugar and Ethanol Co, identifies any opportunity for an Acquisition, such Person shall refer the identified opportunity to the Executive Board of the Sugar and Ethanol Co for analysis before itself conducting any detailed analysis.

(c)      The Sugar and Ethanol Co shall not make or enter into any agreement to make any Acquisition without the prior approval of the Supervisory Board pursuant to Annex D or which would require any direct financing from Cosan and/or Shell; provided that, when considering any Acquisition, the Supervisory Board shall give due regard to whether the Acquisition would ii) be consistent with the policies of the Joint Venture then existent (including, for the avoidance of doubt, the Key Policies); iii) in the reasonable opinion of the Supervisory Board, meet the internal rate of return and other operational thresholds which may be specified by the Supervisory Board; and iv) would result in an increase to the leverage ratio beyond any limit specified by the Supervisory Board.

Section 8.04.  Permitted Acquisitions.  (a) A Shareholder will be permitted to make an Acquisition of a mill to be used for the production of Sugar and/or Ethanol outside Brazil if, at a meeting of the Supervisory Board, all three appointees of such Shareholder to the Supervisory Board voted in favour, and at least two of the other members of the Supervisory Board voted against, the Sugar and Ethanol Co making such Acquisition; provided that Shell Trading shall have the right, but not the obligation, to buy any ethanol and not only Ethanol produced by such mill at the price specified in Section 8.04(b).

(b)      Any ethanol required to be sold to Shell Trading pursuant to Section 8.04(a), shall be so sold as follows: where the delivery is to be made (i) outside of the country of production, such ethanol shall be sold subject to the rights of “first look” and “last look” of Shell Trading to purchase such ethanol in the manner contemplated by the Shell Trading Agreement, mutatis mutandis (or as may otherwise be agreed by both Shareholders, the Joint Venture and Shell Trading), (ii) within the country of production, the price shall be the most relevant local market price (consistent with the category of ethanol produced for sale) minus a discount of no less than one per cent. and no more than three per cent. minus the actual costs of freight and associated delivery costs.

ARTICLE 9
Distribution and Dividend Policy; Goodwill; NOLs; Pledge of Dividends; Capital Contributions

Section 9.01.  Distributions and Dividend Policy.  Unless otherwise agreed by the Shareholders in accordance with the provisions of this Agreement and applicable law, the Shareholders shall ensure that the net profit registered in the fiscal year, computed after the deductions and adjustments provided for in the Brazilian Corporation Law, will be subject to the following allocation order:

first, five per cent (5%) of the net profit to the constitution of the legal reserve, until it reaches (x) twenty per cent (20%) of the capital stock or (y) thirty percent (30%) of the capital plus any capital surplus, and which will never exceed the lower amount of (x) and (y);

second, payment of dividends to the holders of the S&E B Shares, the amount of which will be variable and calculated in accordance with Section 9.02 and, if no such payment is due in accordance therewith, payment of fixed dividends to the holders of the S&E B Shares in an amount of BRL 0.01 (one centavo) only;

third, payment of fixed dividends to the holders of the preferred ‘A’ shares in an amount of BRL 0.01 (one centavo) only;

fourth, payment of a mandatory dividend of 1% of the net profits;

fifth, payment to the Sugar and Ethanol Co’s statutory reserve (reserva estatutária) for operations and projects, in an amount agreed by the holders of 80 per cent. of the voting shares of the Sugar and Ethanol Co; provided that in no event shall (a) such amount exceed 80% of net profits or (b) such statutory reserve exceed 80% of Sugar and Ethanol Co’s share capital; and

sixth, payment of the remaining amount as dividends to the holders of the common shares in accordance with any determination at the annual Shareholders’ Meeting (or as otherwise approved by the Shareholders);

provided that, in setting the payments of amounts under this Section 9.01, the Shareholders agree that v) the Sugar and Ethanol Co shall seek to maximize the amount of profits to be distributed to the Shareholders under this Section 9.01 and vi) the amount paid shall be consistent with the leverage ratio objectives and capital investment requirements of the Joint Venture as determined by the Supervisory Board.

Further, the decision to make any distribution pursuant to this Section 9.01 in the form of either IOC or dividends shall be made by the Supervisory Board; provided that (a) the Supervisory Board will decide whether to distribute profits by way of IOC or by way of dividends; (b) the Supervisory Board shall determine the relative net Tax effects of paying IOC relative to dividends and shall select the option that is most beneficial for the Shareholders combined (including when taking into account any indirect Tax benefits to a shareholder by virtue of such Shareholder’s interest in the JV Entities) and (c) if paying distributions by way of IOC would result in one of the Shareholders receiving an amount, net of all actual Tax effects (including when taking into account any indirect Tax benefit by virtue of a Shareholder’s interest in the JV Entities), lower than that which it would have received had such distributions been paid as dividends, the other Shareholder shall make such payments to the first such Shareholder as necessary to ensure that such first Shareholder receives, net of actual Tax effects, an amount in cash per share no less than it would have received had such distributions been paid as dividends.

Section 9.02.  Goodwill and NOL.

(a)      The Parties acknowledge that, as a result of the contributions to the Joint Venture made by or caused to be made by Cosan, certain Subsidiaries of the Sugar and Ethanol Co may be able to reduce their liability for CIT after the Closing Date due to amortization of Cosan Goodwill and from the use of Cosan Pre-Closing NOLs.

(b)      The amounts in BRL of Cosan Goodwill and Cosan Pre-Closing NOLs and the names of the corresponding Subsidiaries of the Sugar and Ethanol Co that may be eligible to utilize them, together with the anticipated approximate amounts of the Cosan Tax Savings, at the Closing Date, will be delivered in writing by Cosan to Shell within 20 Business Days after Closing.

(c)      For each CIT Year, the holders of the S&E B Shares shall be entitled to a Distribution equal in the aggregate to the Cosan Tax Savings of all Subsidiaries of the Sugar and Ethanol Co for such CIT Year.

(d)      If, as a result of an audit by a Governmental Authority or of direct action taken by a Subsidiary of the Sugar and Ethanol Co before the initiation of an audit by a Governmental Authority purporting to investigate the respective Tax matter, the figure in respect of the CIT Taxable Base or NOL of any Subsidiary of the Sugar and Ethanol Co is different from the figure previously used in respect thereof to calculate the Cosan Tax Savings for the same CIT Year such that the actual Cosan Tax Savings are: (i) greater than the amount in respect of which prior Distributions have been made for the same CIT Year, then the holders of the S&E B Shares shall be entitled to an additional Distribution equal to such excess, which shall be paid in accordance with paragraph (g); or (ii) less than the amount in respect of which prior Distributions have been made for the same CIT Year, then the holders of the S&E B Shares that received the excess amount pursuant to this Section 9.02 shall repay that amount (plus, solely if the amendment directly relates to the Cosan Goodwill or to the Cosan Pre-Closing NOL (and not to other items of the CIT Taxable Base or NOL), any penalties, adjustments, costs and expenses incurred as a result of the related unpaid CIT or the repayment under this paragraph (ii)) to the Sugar and Ethanol Co so as to put the Sugar and Ethanol Co in the same after-Tax cash position as if there had been made no excess Distributions and no corresponding adjustments in the CIT Taxable Base or NOL; and in the case of (i) and (ii), any payments due to, or from, the Sugar and Ethanol Co shall be made as a single payment in BRL within 30 days of the date on which the revised figure for the actual Cosan Tax Savings is finally determined (X) by means of a judicial decision, arbitral award or binding order of a Governmental Authority with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired), or (Y) directly by a Subsidiary of the Sugar and Ethanol Co before the initiation of an audit by a Governmental Authority purporting to investigate the respective Tax matter.

(e)      Notwithstanding the other provisions of this Section 9.02, the Distributions provided by paragraphs (c) and (d) for any CIT Year shall be reduced (but not below zero, except as contemplated in this Section 9.02) to the extent necessary so that, on a cumulative basis with respect to all CIT Years from the Closing Date through the end of such CIT Year, the aggregate Distributions with respect to the S&E B Shares for all such CIT Years do not exceed the single Distribution with respect to the S&E B Shares that would be determined under paragraphs (c) and (d) if all such CIT Years were treated as a single CIT Year.

(f)      If the reductions required pursuant to paragraph (e) exceed the amount of any Distribution otherwise due to holders of S&E B Shares: (i) such excess amount shall be applied in the calculation of Distributions in any subsequent CIT Years to reduce any Distributions otherwise then due to holders of S&E B Shares; and (ii) upon the termination of the Joint Venture, the holders of S&E B Shares at the time of such termination, shall promptly pay any remaining excess amount (after applying the provisions of paragraph (f)(i) above) to the Sugar and Ethanol Co (or to any successor in law) so as to put the Sugar and Ethanol Co (or any successor in law) in the same after-Tax cash position as if there had been no excess Distributions and no corresponding adjustments in the CIT Taxable Base or NOL; provided that any such remaining excess amount shall first be applied to offset amounts, if any, owed to such holders of S&E B Shares by the Sugar and Ethanol Co.

(g)      Each Distribution provided for under this Section 9.02 shall be: (i) unless otherwise specified, paid as a single payment in BRL and made within 20 Business Days of the statutory deadline for filing the CIT Tax Return with respect to that CIT Year for the Sugar and Ethanol Co and its Subsidiaries; and (ii) payable as dividends in respect of the S&E B Shares.

(h)      The Sugar and Ethanol Co shall maintain: (i) management accounts in a form sufficient for the purposes of determining the amounts of any Distributions in any CIT Year; and (ii) records of the amounts of any Distributions paid with respect to any CIT Year to the holders of S&E B Shares.

(i)      For the CIT Year in which any final amortization or deductions on account of Cosan Goodwill, Cosan Goodwill NOL and Cosan Pre-Closing NOL are realized or are to be realized, the Cosan Tax Savings provided under Section 9.02(c) in respect of such CIT Year shall be paid to the holders of the S&E B Shares in full redemption of the outstanding S&E B Shares (to the extent such Cosan Tax Savings have not previously been paid as Distributions).

(j)      If in any fiscal year the S&E B Shares are to acquire voting rights in view of the provisions of Paragraph First of Article 111 of the Brazilian Corporation Law, Cosan and Shell shall initiate good faith discussions to agree on the most expedient and cost-effective solution for all Parties to maintain at all times the same economic rights, equity interests and voting interests as if the S&E B Shares had not acquired voting rights.  The holders of the S&E B Shares shall refrain from exercising any voting rights acquired by the S&E B Shares until a solution is agreed and implemented by the Shareholders.

Section 9.03.  Fiscal and Accounting Year.  The Parties and the Sugar and Ethanol Co shall use reasonable efforts to ensure that the fiscal and accounting year (exercicio social) of the Sugar and Ethanol Co shall commence by January 1, 2012 and, in any event, shall ensure that this is the case from January 1, 2013 if approved by a majority of the Supervisory Board.  In the event that any fiscal and accounting year of the Sugar and Ethanol Co does not commence on January 1st, the Sugar and Ethanol Co undertakes to hire the External Auditors to perform an additional audit in relation to its accounts for each financial year from (a) the date hereof to December 31st of this year and (b) from January 1st to December 31st in each subsequent year, in each case, within a scope to be determined by Shell (acting reasonably).

Section 9.04.  Agreed Capital Contributions.

(a)      If:

(i)       Cosan and Shell agree that the Sugar and Ethanol Co requires further equity capital;

(ii)      either Cosan or Shell, together with a majority of the Executive Board, reasonably determines that it is likely that the Sugar and Ethanol Co will default on any of its material debt obligations and/or become unable to pay its debts as they fall due or is otherwise determined to be insolvent, in each case, within 90 days, and therefore requires further equity capital; or

(iii)     after completion of the Shell Partial Call Option, but before any completion of the Cosan Partial Call Option (in each case, as defined in the Joint Venture Agreement), the Supervisory Board determines that the Sugar and Ethanol Co requires further equity capital based on the then current Business Plan or due to any unforeseen capital requirement (including a potential default or insolvency event within 90 days) that may arise after the preparation of such Business Plan (in this latter case, as determined by the Supervisory Board);

then the Sugar and Ethanol Co shall immediately serve notice on Cosan and Shell requiring a capital contribution, by way of subscription for common shares by Cosan and Shell in equal proportions, in an amount, in the case of the scenario contemplated in paragraph (i) above, as agreed between Cosan and Shell, in the case of the scenario contemplated in paragraph (ii) above, the minimum amount that such parties agree would be reasonably necessary to ensure that the Sugar and Ethanol Co remains solvent for the following 12 month period or, in the case of the scenario contemplated in paragraph (iii) above, pro rata between Cosan and Shell in accordance with their holdings of common shares in the Sugar and Ethanol Co at such time and in the manner contemplated by Section 9.04(d).

(b)      In the circumstances contemplated by paragraphs (i) or (ii) of Section 9.04(a), if either Cosan or Shell (the “Non-Participating Party”) does not, within 20 Business Days of the capital call (the “Deadline”), confirm in writing it will make such a contribution in full or confirms that it will make a contribution in part, the other (the “Participating Party”) will be entitled to subscribe for additional shares equal in value to the amount of the Non-Participating Party’s shortfall.  Within 30 days of the lapse of the Deadline, the Non-Participating Party will only be entitled to: (i) vote the JV Securities then Beneficially Owned by it at any Shareholders’ Meeting with respect to those matters set forth in Part 2 of Annex B (and the Participating Party shall otherwise be entitled to vote all of the JV Securities then Beneficially Owned by the Non-Participating Party at any Shareholders’ Meeting with respect to all other matters); and (ii) have its remaining nominees on the Supervisory Board vote on those matters set forth in Part 4 of Annex D (and those nominees shall not be entitled to vote on any other matters whatsoever).  The chairperson of the relevant Shareholders’ Meeting shall refrain from counting any vote exercised in violation of this Section 5.01(d). Further, in such event, the Non-Participating Party shall remove, and the Participating Party shall replace, one of the individuals appointed by the Non-Participating Party from his or her position pursuant to Section 5.01(b).  For the purposes of determining the price of any capital contribution, the Sugar and Ethanol Co shall be valued on a fair market value basis based on its Base Value (as defined in the Joint Venture Agreement) utilizing the procedures and terms and conditions set forth and referred to in clause 18 (Valuation and Base Value) of the Joint Venture Agreement; provided that, if the funds to be provided from a capital call are required more urgently than within the period it would take for such a valuation to be completed, funds may be paid on account by way of a loan by the Shareholder to the Sugar and Ethanol Co convertible into shares upon completion of such valuation.

(c)      If, prior to the expiry of a period of six months from the Deadline, the Non-Participating Party is willing and able to purchase shares in the Sugar and Ethanol Co in an amount equal to its shortfall in respect of the original capital contribution call, then, within 30 days of written notice to the Participating Party and the Sugar and Ethanol Co, it shall buy from the Participating Party, and the Participating Party shall sell to the Non-Participating Party, such common shares as necessary to return Cosan and Shell to the state of being equal shareholders, at a price that is based on the Base Value (as defined in the Joint Venture Agreement) at the price paid by the Participating Party when the capital call was originally made (together with interest accruing at the Default Interest Rate from the date of the original capital call to the date of payment).  Upon and after payment in respect of such share purchase within the specified six-month period, the governance rights of Cosan and Shell shall return to the status quo ante that pertained prior to such capital contribution obligation.

(d)      In the circumstances contemplated by paragraph (iii) of Section 9.04(a):

(i)      the Sugar and Ethanol Co shall give Cosan notice of any proposed issuance by the Sugar and Ethanol Co of any JV Securities (together with its material terms and conditions and intended use of proceeds) at least 20 Business Days prior to the proposed issuance date;

(ii)      Cosan shall be entitled to purchase up to its pro rata share of the JV Securities proposed to be issued based on its then current percentage ownership of the outstanding common shares of the Sugar and Ethanol Co; and

(iii)                 for the purposes of determining the price of any capital contribution, the Sugar and Ethanol Co shall be valued on a fair market value basis.

Section 9.05.  Capital Redemptions.  Unless otherwise required by applicable law, the Sugar and Ethanol Co shall only effect the redemption of its share capital in accordance with the provisions of Section 9.02, a Transaction Document or if otherwise agreed in writing by the Shareholders.

ARTICLE 10
Board Members’ Indemnity and Insurance

Section 10.01.  Board Members’ Insurance.  The Sugar and Ethanol Co shall purchase, and maintain at the Sugar and Ethanol Co’s own cost, directors’ and officers’ liability insurance in favour of the former and current members of the Supervisory Board and the Executive Board of the Sugar and Ethanol Co on terms and conditions customary for the industry in which the Sugar and Ethanol Co operates but, in any event, with an indemnity limit of no less than US$10 million and otherwise in an amount determined by the Supervisory Board.

Section 10.02.  Board Members’ Indemnity.  The Sugar and Ethanol Co shall indemnify each member of the Supervisory Board and the Executive Board to the maximum extent permissible by applicable law against all losses and liabilities incurred by him in connection with the execution and discharge of the duties of his office including any loss and liability incurred by him as a former or current director or other officer of the Sugar and Ethanol Co in defending any claim or proceedings (whether civil or criminal) in which judgment is given in his favour or in which he is acquitted or in connection with any application under applicable law in which relief is given to him by the court.

ARTICLE 11
Miscellaneous

Section 11.01.  Binding Effect; Assignability; Benefit.  q) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns.  Any Shareholder that ceases to Beneficially Own at least one JV Security shall cease to be bound by the terms hereof (other than the provisions of Sections 7.08 through 7.11, Section 11.02, Section 11.03, Section 11.04, Section 11.06, Section 11.07 and Section 11.08).

(a)      Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer of JV Securities or otherwise, except that: i) any Permitted Transferee acquiring JV Securities or a Person acquiring JV Securities from any Shareholder in a Transfer; ii) any Person acquiring JV Securities from any Shareholder in a Transfer in compliance with the Joint Venture Agreement; and iii) any Person who acquires all or substantially all of the JV Securities of either Shell or Cosan in a Transfer in compliance with the Joint Venture Agreement, shall, in each case, execute and deliver to the Sugar and Ethanol Co an agreement to be bound by this Agreement in the form of Annex H hereto and shall thenceforth be a “Shareholder” and either (in the case of a direct or indirect purchase of the Cosan Interest (as defined in the Joint Venture Agreement) “Cosan” or (in the case of a direct or indirect purchase of the Shell Interest (as defined in the Joint Venture Agreement) “Shell” for all purposes under this Agreement.

(b)      Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.02.  Confidentiality.

(a)      Each Party agrees that it shall, and shall cause any Person to whom Confidential Information is disclosed pursuant to paragraph (i) below to, hold strictly confidential all Confidential Information and treat all Confidential Information with the same degree of care and confidentiality that it affords its own trade secrets and proprietary information.  Each Party agrees to use Confidential Information received from any JV Entity only in connection with its investment in the Joint Venture and the transactions contemplated by the Transaction Documents, and for no other purpose, except as otherwise expressly permitted by the Transaction Documents or agreed between Cosan and Shell and the relevant JV Entity.  Each Party agrees that it shall be responsible for any breach of the provisions of this Section 11.02 by any of its Representatives to whom it discloses Confidential Information.  No Party shall disclose any Confidential Information to any Person, except: (i) to its own Representatives in the normal course of the performance of their duties; (ii) to the extent required by applicable law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject; provided that, unless otherwise prohibited by law, such Party shall give the relevant JV Entity prompt notice of such request(s), to the extent practicable, so that such JV Entity may seek an appropriate protective order or similar relief (and the Party shall cooperate with such efforts by such JV Entity, and shall in any event make only the minimum disclosure required by such law); (iii) to any Person to whom such Party is contemplating a Transfer (as defined in the Joint Venture Agreement) of any JV Securities in compliance with the requirements of the Joint Venture Agreement; (iv) to the extent required to comply with the rules and regulations of any regulatory authority to whose jurisdiction such Party or any of its Affiliates is subject (which may include the U.S. Securities and Exchange Commission, the Brazilian Comissão de Valores Mobiliários, the UK’s Financial Services Authority or the UK Listing Authority, the Netherlands’ Autoriteit Financiële Markten or any stock exchange); (v) as five of the six members of the Supervisory Board of the relevant JV Entity agree; provided that such Party shall give the relevant JV Entity and the other Parties advance notice in writing of any such disclosure; or (vi) in accordance with any other Transaction Document.

(b)      The provisions of this Section 11.02 shall survive termination of this Agreement, but shall expire with respect to a Party on the second anniversary of the date on which such Party ceases to Beneficially Own at least one JV Security; provided, however, that: (i) with respect to any competitively sensitive information, the provisions of this Section 11.02 shall survive indefinitely; and (ii) with respect to any information in relation to Iogen Energy and Codexis, the provisions of this Section 11.02 shall survive for a period of two years following the date on which the last of the disclosing Party or JV Entity and any of its Affiliates ceases to be a shareholder in Iogen Energy or Codexis, respectively.

Section 11.03.  Notices.  Any communication to be made under or in connection with this Agreement shall be made in the Portuguese and English languages (provided that the Portuguese version shall prevail in the event of conflict), in writing and, unless otherwise stated, may be made by fax via courier service. The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its name below. Any Party may substitute such address, fax number or department or officer by notifying the other Parties with not less than five days’ notice.  Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective: (a) if by way of fax, when received in legible form; (b) if by way of courier service, when the courier service has recorded successful delivery at that address; and (c) if a particular department or officer is specified as part of its address details below, if addressed to that department or officer.

Sugar and Ethanol Co:

Raízen Energia Participações S.A.
Avenida Presidente Juscelino Kubitschek 1327, 6º andar, sala 01,
CEP: 04543-011 – São Paulo/SP
Attention: President
Fax:  +55 (11) 23446222

Cosan:

Cosan S.A. Indústria e Comércio
Fazenda Pau D’Alho, s/nº
Barra Bonita – SP
CEP 17340-000
Brazil
Attention: General Counsel and Chief Financial Officer
Fax: +55 (11) 3897 97 99

Copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: John Amorosi; Manuel Garciadiaz
Fax:  +1 (212) 701-5800

Barbosa Mussnich & Aragão
Av. Presidente Juscelino Kubitschek, 1.455 - 10º andar
Cep: 04543-011 - Itaim Bibi
Attention: Paulo Cezar Aragão; Daniela Soares
Fax: +55 (11) 2179-4597

Shell:

Ispagnac Participações Ltda.
Avenida das Américas, No. 4200, Bloc 6
1st floor, Barra da Tijuca, ZIP CODE 22640-102,
City of Rio de Janeiro, State of Rio de Janeiro,
Attention: President
Fax: +55 (21) 39847212

Copy to:

Clifford Chance
Rua Funchal, 418, 15º andar
04551-060 São Paulo, SP

Attention: Anthony Oldfield
Fax: +55 (11) 3049 3198

Souza, Cescon, Barrieu & Flesch Advogados
Rua Funchal, 418, 11º andar
04551-060 São Paulo, SP
Attention: Marcos Flesch
Fax: +55 (11) 3089-6565

Any Person that becomes a Shareholder shall provide its address and fax number to the Sugar and Ethanol Co, which shall promptly provide that information to each other Shareholder.

Section 11.04.  Waiver; Amendment; Termination.  No provision of this Agreement may be amended, waived or otherwise modified, except by an instrument in writing executed by the Sugar and Ethanol Co with approval of the Supervisory Board and each Shareholder that is a Party at the time of that proposed amendment or modification.  In addition, any Party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the Party against whom the waiver is to be effective.

Section 11.05.  Fees and Expenses.  All costs and expenses incurred in connection with the preparation of this Agreement and the other Transaction Documents, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 11.06.  Governing Language.  This Agreement is drawn up in the Portuguese and English languages. If this Agreement is translated into another language, or if there is a conflict between the Portuguese and English versions, the Portuguese language text prevails.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Federative Republic of Brazil, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the Federative Republic of Brazil.

Section 11.08.  Arbitration.

(a)      Any dispute (a “Dispute”) arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), will be referred to and finally resolved by arbitration under the Arbitration Rules of the ICC (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 11.08.

(b)      The tribunal will consist of three arbitrators two of whom will be nominated by the respective parties, and the third, who shall act as chairperson, shall be a national of a member state of the Organisation for Economic Co-operation and Development (except the United States of America, England or the Netherlands) and nominated by the other two arbitrators together (but failing agreement within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC). The seat of the arbitration will be São Paulo, Brazil, and the language of the arbitration will be English.

(c)      The Parties agree that the arbitral tribunal will have power to award on a provisional basis any relief that it would have power to grant on a final award.

(d)      Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator will have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

(e)      The Parties agree to keep confidential all materials used in and all awards received as a result of any Dispute proceedings, except to the extent required to be disclosed by applicable law.

(f)      The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

Section 11.09.  Specific Enforcement.  Each of the Parties acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 11.10.  Fraud.  Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of any fraud.

Section 11.11.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other Parties.  Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12.  Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement and supersede any previous agreement between the Parties relating to the subject matter of this Agreement (including the memorandum of understanding between Cosan, Cosan Limited and Shell International Petroleum Company Limited dated 31 January 2010 (the “MOU”).

Section 11.13.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and  the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.14.  Term; Termination.  The Shareholders hereby agree that this Agreement shall remain in full force and effect for a period that is the longer of (a) twenty years counted from the date hereof and (b) the period during which each of Cosan and Shell own, directly or indirectly, 40 per cent. of the voting capital of the Sugar and Ethanol Co (the “Term”); provided that Section 7.08 through 7.11 shall survive indefinitely. Further, except with respect to previously accrued rights and obligations, this Agreement shall terminate and be of no further effect with respect to any Shareholder when it ceases to be the Beneficial Owner of any JV Securities, except for Sections 7.08 through 7.11 and Article 9.

Section 11.15.  Records.  For the purposes of Article 118 and its paragraphs of the Brazilian Corporation Law, the Shareholders hereby agree that an executed copy of this Agreement shall be kept at the headquarters of the Sugar and Ethanol Co.  This Agreement shall be enforced against third parties and the Sugar and Ethanol Co itself upon registration of this latter in the Sugar and Ethanol Co’s headquarters.

Section 11.16.  Legends.  Promptly after the execution of this Agreement and as long as it remains in effect, the Shareholders and the Sugar and Ethanol Co shall cause the register of nominative shares related to the JV Securities to bear a legend as follows:

“All of the [  ] shares owned by this Shareholder, including any Transfer (as defined in the Shareholders’ Agreement) of any such shares, are bound by and subject to the provisions of (i) the Shareholders’ Agreement filed at Raízen Energia Participações S.A.’s headquarters and (ii) the Joint Venture Agreement, which provides for certain lock-up provisions, call options, put options and rights of first refusal, an extract of which is filed at the Sugar and Ethanol Co’s headquarters, dated as of […].”

Section 11.17.  Intervening Party.  The Sugar and Ethanol Co is intervening party to this Agreement and shall (a) observe, enforce and be bound by its provisions (including the arbitration provisions set forth in Section 11.08, in accordance with any applicable laws (including the Brazilian Corporation Law), and (b) refrain from registering, enforcing or acting in any other manner whatsoever in connection with any actions or omissions in breach of this Agreement or any applicable laws (including the Brazilian Corporation Law).

Section 11.18.  Legal Representative.  Shell appoints Silvio Costa Rodrigues Neto, a citizen of Brazil, married, lawyer, registered with the OAB of Rio de Janeiro under no. 39902, with IFP no. 3811235, CPF no. 628964827-68 and with an office at Avenida das Américas, 4200, Bloco 5, 6º andar, Barra da Tijuca, Rio de Janeiro – RJ, CEP 22640-102, Brazil, and Cosan appoints Marcelo de Souza Scarcela Portela, a citizen of Brazil, married, lawyer, registered with the OAB of São Paulo under no. 75.709, with ID card no. RG/SSP/SP 6.762.668, CPF no. 023.502.188-13 and with an office at Avenida Presidente Juscelino Kubitschek, 1327, 4 º andar, São Paulo – SP, CEP 04543-011, Brazil, as representatives before the Sugar and Ethanol Co for the purposes of §10 of article 118 of Brazilian Corporation Law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUGAR AND ETHANOL CO
Executed by
RAÍZEN ENERGIA PARTICIPAÇÕES S.A.	)
as an intervening and consenting party	)
by	) /s/ Pedro Isamu Mizutani
Name: Pedro Isamu Mizutani
Title:

and by	)
) /s/ Marcelo Eduardo Martins
)

Name: Marcelo Eduardo Martins
Title:

WITNESS 1:

/s/ Deborah Christina Giacomini

Name: Deborah Christina Giacomini
Title:

WITNESS 2:
/s/ Nathalia Cayres Cipelli

Name: Nathalia Cayres Cipelli
Title:

COSAN

Executed by
COSAN S.A. INDÚSTRIA	)
E COMÉRCIO	)/s/ Marcos Marinho Lutz
by	)
Name: Marcos Marinho Lutz
Title:

and by	)
)/s/ Marcelo Eduardo Martins
)
Name: Marcelo Eduardo Martins
Title:

WITNESS 1:

/s/ Deborah Christina Giacomini

Name: Deborah Christina Giacomini
Title:

WITNESS 2:

/s/ Nathalia Cayres Cipelli

Name: Nathalia Cayres Cipelli
Title:

SHELL

Executed by

Ispagnac Participações Ltda.	)
by	) /s/ Matias de Oliveira Lopes

Name: Matias de Oliveira Lopes
Title: Officer

and by	)
)
)

Name:
Title:

WITNESS 1:

/s/ Deborah Christina Giacomini

Name: Deborah Christina Giacomini
Title:

WITNESS 2:

/s/ Nathalia Cayres Cipelli

Name: Nathalia Cayres Cipelli
Title:

SHELL BV

Executed by

ISPAGNAC PARTICIPAÇÕES LTDA.	)
by	)/s/ Matias de Oliveira Lopes

Name: Matias de Oliveira Lopes
Title: Officer

and by	)
)
)

Name:
Title:

WITNESS 1:

/s/ Deborah Christina Giacomini

Name: Deborah Christina Giacomini
Title:

WITNESS 2:

/s/ Nathalia Cayres Cipelli

Name: Nathalia Cayres Cipelli
Title: